SUBJECT TO COMPLETION, DATED JUNE 1, 2007

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where such offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-141908

PRELIMINARY PROSPECTUS SUPPLEMENT TO
PROSPECTUS DATED MAY 11, 2007

2,135,000 Shares

Common Stock

$        per share

The selling stockholders of Citi Trends, Inc. identified in this prospectus supplement are offering 2,135,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

Our shares of common stock are listed for trading on the Nasdaq Global Select Market under the symbol “CTRN.” On May 31, 2007, the last reported sale price of our common stock on the Nasdaq Global Select Market was $40.53 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7.

	Per Share	Total
Price to the public	$	$
Underwriting discount
Proceeds to the selling stockholders

Certain of the selling stockholders have granted an option to the underwriters to purchase up to a maximum of 320,250 additional shares of our common stock from the selling stockholders within 30 days following the date of this prospectus supplement to cover over-allotments, if any.

The underwriters expect to deliver the shares in New York, New York on or about June      , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC World Markets

Cowen and Company	Piper Jaffray	Wachovia Securities

The date of this prospectus supplement is June    , 2007

Citi Trends

Fashion for LESS

4
8
4
16
2
3
32
12
1
35
7
20
22
51
29
26
23
Note: Store counts by state
Corporate Headquarters / Distribution Center
Distribution Center

TRENDY FASHIONS AT EVERYDAY LOW PRICES

Citi Trends

Table of Contents

Prospectus Supplement

Prospectus

S-i

About this Prospectus Supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. Before purchasing our common stock, you should read both this prospectus supplement and the accompanying prospectus, together with the registration statement of which this prospectus supplement and the prospectus forms a part, the exhibits filed as part of the registration statement and the documents incorporated by reference into this prospectus supplement as described in “Where You Can Find More Information and Incorporation of Certain Information by Reference” elsewhere in this prospectus supplement.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any “free writing prospectus” that we authorize to be delivered to you or that we file with the Securities and Exchange Commission, or the Commission. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement, the accompanying prospectus or any such free writing prospectus and in the documents referred to therein and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized, or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

Summary

This summary highlights information contained in other parts of this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should carefully read the more detailed information contained in or incorporated by reference into this prospectus supplement, including the risk factors and our financial statements and related notes. Our fiscal year ends on the Saturday closest to January 31, and, except as otherwise provided, references in this prospectus supplement and the accompanying prospectus to a fiscal year mean the 52- or 53-week period ended on the Saturday closest to January 31 of the succeeding year. Fiscal 2006, for example, refers to the 53-week period ended February 3, 2007.

Citi Trends, Inc.

We are a rapidly growing, value-priced retailer of urban fashion apparel and accessories for the entire family. We offer quality, branded merchandise for men, women and children, including products from nationally recognized brands, as well as private label products and a limited assortment of home décor items. Our merchandise offerings are designed to appeal to the preferences of fashion conscious consumers, particularly African-Americans. Through strong relationships with our suppliers, we believe that we are able to offer our products at compelling values. We seek to provide nationally recognized branded merchandise at 20% to 60% discounts to department and specialty stores’ regular prices.

We operate 295 stores in both urban and rural markets in 17 states. When we began operations, our stores were located solely in the Southeast, and in recent years we expanded into the Mid-Atlantic and Midwest regions and Texas. Our stores average approximately 9,700 square feet of selling space and our stores opened since the beginning of fiscal 2004 average approximately 11,000 square feet of selling space. Our stores are generally located in neighborhood strip shopping centers that are convenient to low and moderate income consumers. These locations allow us to operate at rents that we believe are attractive, and combined with our differentiated merchandise assortment, compelling value proposition and efficient operating model, enable us to generate strong returns on store investments. Our new stores typically return our initial unit investment within 12 to 14 months.

Our predecessor company, Allied Department Stores, was founded in 1946 and grew to become a chain of family apparel stores operating in the Southeast. In 1999, our chain of stores, then consisting of 85 stores throughout the Southeast, was acquired by Hampshire Equity Partners II, L.P., a private equity firm. Following the acquisition, our management team implemented several strategies that have driven our success, including refining our merchandise offerings with a focus on urban fashions for the entire family, accelerating and completing the remodeling of virtually all of the 85 acquired stores and executing an aggressive new store growth plan. The following are some of the highlights of our successful business strategy:

•       we grew our store base from 85 stores at the time of the acquisition by Hampshire Equity Partners II, L.P. to 295 stores as of May 29, 2007;

•       we increased average sales per store from $0.8 million in fiscal 2001 to $1.5 million in fiscal 2006;

•       we generated comparable store sales increases in each of the past five fiscal years including an 8.2% increase in fiscal 2006;

•       we increased net sales from $97.9 million in fiscal 2001 to $381.9 million in fiscal 2006, representing a compound annual growth rate of 31.3%; and

•       we increased net income from $2.5 million in fiscal 2001 to $21.4 million in fiscal 2006.

Our goal is to be the leading value-priced retailer of urban fashion apparel and accessories. We believe the following business strengths differentiate us from our competitors and are important to our success:

•       focus on providing a timely and fashionable assortment of urban apparel and accessories;

•       superior value proposition, with nationally recognized brands offered at 20% to 60% discounts to department and specialty stores’ regular prices;

•       merchandise mix that appeals to the entire family, distinguishing our stores from many competitors that focus only on women and reducing our exposure to fashion trends and demand cycles in any single category;

•       strong and flexible sourcing relationships managed by our 20-plus member buying team, staffed by individuals with an average of more than 20 years of retail experience;

•       attractive fashion presentation and store environment similar to a specialty apparel retailer, rather than a typical off-price store; and

•       highly profitable store model.

Our growth strategy is to open stores in new and existing markets as well as to increase sales in existing stores. Adding stores in the markets we currently serve enables us to benefit from enhanced name recognition and achieve advertising and operating synergies, and entering new markets opens additional growth opportunities. In fiscal 2005, we opened 36 new stores and entered the Cincinnati, Ohio, Dallas, Texas, Louisville, Kentucky, and Miami, Florida markets. In fiscal 2006, we opened 42 new stores and entered the Dayton, Ohio, Indianapolis, Indiana and St. Louis, Missouri markets. Stores opened in fiscal 2005 and fiscal 2006 operating for at least 12 months generated average sales per store in their first 12 months in excess of $1.6 million. This compares to average first 12 months store sales of approximately $1.4 million for stores opened in fiscal 2003 and fiscal 2004 operating for at least 12 months.

We opened 18 new stores in the first quarter of fiscal 2007, reaching a total store count of 295 at the end of the quarter. These new stores were located in states in which we are currently located, except for one store opened in Tulsa, Oklahoma. For the remainder of fiscal 2007, we expect to open an additional 28 to 30 new stores bringing the expected store count at the end of the fiscal year to 323 to 325. We expect that approximately 90% of the total new stores that we intend to open in fiscal 2007 will be located in states in which we are currently located. We intend to increase comparable store sales primarily through merchandising enhancements and the expansion of product categories.

Recent Developments

On May 24, 2007, we reported our operating results and other information for the first quarter of fiscal 2007. The following is a brief summary of those results:

•       Net sales for the thirteen-week period ended May 5, 2007 increased 16.2% to $106.6 million compared with $91.7 million for the thirteen-week period ended April 29, 2006. Comparable store sales for the thirteen weeks ended May 5, 2007, on a comparable week basis, increased 0.6%. The overall increase in total net sales was due primarily to 45 new stores opened since last year’s first quarter, partially offset by a comparable store sales decline of 3.3% on a fiscal quarter basis. The first quarter of fiscal 2007 started one week later than the same quarter of fiscal 2006, due to our 2006 fiscal year having 53 weeks versus the normal 52 weeks, and, as a result, comparable stores sales in the first quarter of fiscal 2007 were adversely impacted. In addition, sales comparisons for the first quarter of 2007 were difficult as the result of a 21.0% comparable store sales increase during last year’s first quarter, and unseasonably cool weather just prior to Easter, historically our second largest selling period of the year, which hurt sales of Spring/Summer apparel.

•       Net income for the thirteen weeks ended May 5, 2007 decreased 17.0% to $5.7 million compared with $6.9 million for the thirteen weeks ended April 29, 2006. Earnings per diluted share for the thirteen weeks ended May 5, 2007 decreased 18.4% to $0.40 compared with $0.49 in the thirteen weeks ended April 29, 2006. This decrease resulted from lower comparable store sales on a fiscal quarter basis discussed above and the corresponding deleveraging effect that occurs on gross margin and expenses as a percentage of sales when comparable store sales are negative. Certain components of cost of sales, such as freight and markdowns, and operating expenses, such as rent, utilities, depreciation, corporate overhead and payroll, are largely fixed in nature. Accordingly, when comparable store sales are negative, cost of sales and these operating expenses increase as a percentage of sales.

•       As of May 5, 2007, we had total cash and marketable securities of $70.3 million compared with total cash and marketable securities of $77.7 million at the end of fiscal 2006. The most significant factors in the change in our net liquidity position during the first thirteen weeks of 2007 were the seasonal build of inventory associated with the Spring selling season and the addition of inventory and fixed assets for new stores, partially offset by positive net income from operations adjusted for depreciation and other non-cash charges.

We are currently in the process of finalizing our results for our fiscal quarter ended May 5, 2007. Our actual results could differ materially from the preceding operating results and other information. Factors that could cause our actual results to differ from the preceding operating results and other information include possible accounting adjustments resulting from our quarter-end accounting and review procedures and other factors, including those described under “Special Note Regarding Forward-Looking Statements.”

Corporate Information

We are incorporated in Delaware, and our principal executive offices are located at 102 Fahm Street, Savannah, Georgia 31401. Our telephone number is (912) 236-1561, and our website address is www.cititrends.com. Information contained in, or accessible through, our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by the selling stockholders	2,135,000 shares
Common stock to be outstanding after the offering	13,992,160 shares
Use of proceeds

The selling stockholders will receive all of the net proceeds from the sale of shares of our common stock offered by this prospectus supplement. We will not receive any of the proceeds from the sale of shares of our common stock offered by this prospectus supplement.

Nasdaq Global Select Market Symbol	“CTRN”

Unless otherwise stated, information in this prospectus supplement and the accompanying prospectus assumes:

•       no exercise of outstanding options to purchase 783,665 shares of common stock outstanding as of May 29, 2007, at a weighted average exercise price of $7.70 per share, other than the 101,246 options to be exercised by certain selling stockholders in connection with this offering; and

•       no exercise of the underwriters’ over-allotment option.

Summary Financial and Operating Data

The following table provides summary financial and operating data for each of the fiscal years in the five-year period ended February 3, 2007, including: (a) our statement of income data for each such period, (b) additional operating data for each such period and (c) our balance sheet data as of February 3, 2007. The statement of income data for fiscal 2006, fiscal 2005 and fiscal 2004 and our balance sheet data as of February 3, 2007 are derived from our financial statements that have been audited by KPMG LLP, an independent registered public accounting firm, and are incorporated by reference into this prospectus supplement. The statement of income data for fiscal 2003 and fiscal 2002 are derived from our audited financial statements that are not incorporated by reference into this prospectus supplement. The summary financial and operating data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the sections of this prospectus supplement entitled “Selected Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes which are incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of results to be expected for any future period.

	Fiscal Year Ended(1)
	February 3, 2007		January 28, 2006		January 29, 2005	January 31, 2004	February 1, 2003
	(dollars in thousands, except per share amounts)
Statement of Income Data:
Net sales	$381,918		$289,804		$203,442	$157,198	$124,951
Cost of sales	235,744		178,953		127,308	98,145	77,807
Gross profit	146,174		110,851		76,134	59,053	47,144
Selling, general and administrative expenses	115,861		89,646		63,594	48,845	38,759
Income from operations	30,313		21,205		12,540	10,208	8,385
Interest expense (income)(2)	(1,655)		(546)		732	563	256
Income before income taxes	31,968		21,751		11,808	9,645	8,129
Income tax expense	10,617		7,551		4,551	3,727	3,101
Net income	$21,351		$14,200		$7,257	$5,918	$5,028
Net income per common share:
Basic	$1.57		$1.21		$0.78	$0.62	$0.51
Diluted	$1.51		$1.08		$0.67	$0.54	$0.44
Weighted average shares used to compute net income per share(3):
Basic	13,574,718		11,746,866		9,302,800	9,295,000	9,295,000
Diluted	14,138,063		13,148,602		10,879,388	10,771,410	10,757,110
Additional Operating Data: (Unaudited)
Number of stores:
Opened during period	42		36		40	25	16
Closed during period	0		1		1	1	2
Open at end of period	277		235		200	161	137
Selling square footage at end of period	2,628,539		2,123,684		1,715,943	1,290,039	1,043,713
Comparable store sales increase(4)	8.2	%(5)	16.7	%(6)	3.0%	5.7%	14.6%
Average sales per store(7)	$1,492		$1,332		$1,127	$1,055	$961

As of February 3, 2007
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$11,702
Total assets	196,102
Total liabilities	77,893
Total stockholders’ equity	118,209

(1)             Our fiscal year ends on the Saturday closest to January 31 of each year. The years ended February 3, 2007, January 28, 2006, January 29, 2005, January 31, 2004 and February 1, 2003 are referred to as fiscal 2006, 2005, 2004, 2003 and 2002, respectively. Fiscal 2006 is comprised of 53 weeks. Fiscal 2002, 2003, 2004 and 2005 are each comprised of 52 weeks.

(2)             Our mandatorily redeemable Series A Preferred Stock, which was redeemed on May 18, 2005 using a portion of the net proceeds from our initial public offering, was reclassified as debt as of the second quarter of fiscal 2003, in accordance with the Statement of Financial Accounting Standards, or SFAS, No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” The amount of dividends treated as interest expense was $0 in fiscal 2006, $100,000 in fiscal 2005, $324,450 in fiscal 2004, $189,000 in fiscal 2003 and $0 in fiscal 2002.

(3)             Reflects 26-for-1 stock split completed in May 2005.

(4)             Stores included in the comparable store sales calculation for any period are those stores that were opened prior to the beginning of the preceding fiscal year and were still open at the end of such period. Relocated stores and expanded stores are included in the comparable store sales results.

(5)             We are reporting comparable store sales on a comparable store and comparable week basis; the 53 weeks ended February 3, 2007 are compared to the 53 weeks ended February 4, 2006.

(6)             This data includes the positive impact of post-hurricane sales as a result of Hurricanes Katrina, Rita and Wilma during the months of September 2005 through January 2006.

(7)             Average sales per store is defined as net sales divided by the average of stores open at the end of the prior period and stores open at the end of the current period.

Risk Factors

An investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide whether to buy our common stock. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition and results of operations.

Risks relating to our business

Our success depends on our ability to anticipate, identify and respond rapidly to changes in consumers’ fashion tastes, and our failure to adequately evaluate fashion trends could have a material adverse effect on our business, financial condition and results of operations.

The apparel industry in general and our core customer market in particular are subject to rapidly evolving fashion trends and shifting consumer demands. Accordingly, our success is heavily dependent on our ability to anticipate, identify and capitalize on emerging fashion trends, including products, styles and materials that will appeal to our target consumers. Our failure to anticipate, identify or react appropriately and timely to changes in styles, trends, brand preferences or desired image preferences is likely to lead to lower demand for our merchandise, which could cause, among other things, sales declines, excess inventories and higher markdowns. The inaccuracy of our forecasts regarding fashion trends could have a material adverse effect on our business, financial condition and results of operations.

If we are unsuccessful in competing with our retail apparel competitors, our market share could decline or our growth could be impaired and, as a result, our financial results could suffer.

The retail apparel market is highly competitive with few barriers to entry. We compete against a diverse group of retailers, including national off-price apparel chains such as the TJX Companies, Inc., Burlington Coat Factory, and Ross Stores, Inc.; mass merchants such as Wal-Mart and Kmart; smaller discount retail chains that only sell women’s products, such as Rainbow, Dots™, It’s Fashions! (a subsidiary of The Cato Corporation) and Simply Fashions™; and general merchandise discount stores and dollar stores, which offer a variety of products, including apparel, for the value-conscious consumer. We also compete against local off-price and specialty retail stores, regional retail chains, traditional department stores, and web-based retail stores and other direct retailers.

The level of competition we face from these retailers varies depending on the product segment, as many of our competitors do not offer apparel for the entire family. Our greatest competition is generally in women’s apparel. Many of our competitors are larger than us and have substantially greater resources than us and, as a result, may be able to adapt more quickly to changing market conditions, exploit new opportunities, exert greater pricing pressures on suppliers and open new stores more quickly and effectively than us. Many of these retailers have better name recognition among consumers than us and purchase significantly more merchandise from vendors. These retailers may be able to purchase branded merchandise that we cannot purchase because of their name recognition and relationships with suppliers, or they may be able to purchase branded merchandise with better pricing concessions than us. Our local and regional competitors have extensive knowledge of the consumer base and may be able to garner more loyalty from customers than us. If the consumer base we serve is satisfied with the selection, quality and price of our competitors’ products, consumers may decide not to shop in our stores. Additionally, if our existing competitors or other retailers decide to focus more on our core customers, particularly African-American consumers, we may have greater difficulty in competing effectively, our business and results of operations could be adversely affected and the market price of our common stock could suffer.

The retail industry periodically has experienced consolidation and other ownership changes. In the future, other United States or foreign retailers may consolidate, undergo restructurings or reorganizations, or realign their affiliations. Any of these developments could result in our competitors increasing their buying power or market visibility. These developments may cause us to lose market share and could have a material adverse effect on our sales, revenues and results of operations.

We could experience a reduction in sales and revenues or reduced cash flows if we are unable to fulfill our current and future merchandising needs.

We depend on our suppliers for the continued availability and satisfactory quality of our merchandise. Most of our suppliers could discontinue selling to us at any time. Additionally, if the manufacturers or other owners of brands or trademarks terminate the license agreements under which some of our suppliers sell our products, we may be unable to obtain replacement merchandise of comparable fashion appeal or quality in the same quantities or at the same prices. If we lose the services of one or more of our significant suppliers or if one or more of them fail to meet our merchandising needs, we may be unable to obtain replacement merchandise in a timely manner. If our existing suppliers cannot meet our increased needs and we cannot locate alternative supply sources, we may be unable to obtain sufficient quantities of the most popular items of the nationally recognized brands at attractive prices, which could negatively impact our sales, revenues and results of operations.

As an apparel retailer, we rely on numerous third parties in the supply chain to produce and deliver the products that we sell, and our business may be negatively impacted by their failure to comply with applicable law.

As an importer and retailer of goods, we rely on numerous third parties to supply the products that we sell. Violations of law by our importers, buying agents, manufacturers or distributors could result in delays in shipments and receipt of goods and could subject us to fines or other penalties, any of which could restrict our business activities, increase our operating expenses or cause our revenues to decline. Further, we are susceptible to the receipt of counterfeit brands or unlicensed goods. We could incur liability with manufacturers or other owners of the brands or trademarked products if we inadvertently receive and sell counterfeit brands or unlicensed goods and, therefore, it is important that we establish relationships with reputable vendors to prevent the possibility that we inadvertently receive counterfeit brands or unlicensed goods. Although we have a quality assurance team to check merchandise in an effort to assure that we purchase only authentic brands and licensed goods and are careful in selecting our vendors, we may receive products that we are prohibited from selling or incur liability for selling counterfeit brands or unlicensed goods, which could increase our operating expenses and cause our net income to decline.

If our growth strategy is unsuccessful, our financial condition and results of operations could suffer and the market price of our common stock could decline.

Our ability to continue to increase our net sales and earnings depends, in large part, on opening new stores and operating our new and existing stores profitably. We opened 40, 36 and 42 new stores in fiscal 2004, fiscal 2005, and fiscal 2006, respectively. We opened 18 new stores in the first quarter of 2007 and we expect to open an additional 28 to 30 new stores during the remainder of fiscal 2007. If we are unable to open all of these stores or operate them profitably, we may not achieve our forecasted sales and earnings growth targets. Additionally, growth of our store base will place increased demands on our operating, managerial and administrative resources and may lead to management and operating inefficiencies, including merchandising, personnel, distribution and integration problems. These demands and inefficiencies may cause deterioration in the financial performance of our individual stores and, therefore, our entire business.

We would experience increased operating costs and limited amounts of growth if we are unable to obtain reasonably priced financing.

Although we believe we can meet our future cash requirements with cash flow from operations and existing cash balances, we may need to raise additional debt or equity capital in the future to open new stores, to respond to competitive pressures or to respond to unforeseen financial requirements. We may not be able to obtain additional capital on commercially reasonable terms or at all. Our inability to obtain reasonably priced financing could create increased operating costs and diminished levels of growth, as we could be forced to incur indebtedness with above market interest rates or with substantial restrictive covenants, issue equity securities that dilute the ownership interests of existing stockholders or scale back our operations and/or store growth strategy.

A significant disruption to our distribution process or southeastern retail locations could have a material adverse effect on our business, financial condition and results of operations.

Our ability to distribute our merchandise to our store locations in a timely manner is essential to the efficient and profitable operation of our business. We have two distribution centers located in Savannah, Georgia, one of which also serves as our corporate headquarters, and a distribution center in Darlington, South Carolina. We are in the process of doubling the size of our Darlington, South Carolina distribution center, which we expect will support our growth plans through 2010. Any natural disaster or other disruption to the operation of any of these facilities due to fire, hurricane, other natural disaster or any other cause could damage a significant portion of our inventory or impair our ability to stock our stores and process product returns to suppliers adequately.

In addition, the southeastern United States, where all three of our distribution centers are located, is vulnerable to significant damage or destruction from hurricanes and tropical storms. Although we maintain insurance on our stores and other facilities, the economic effects of a natural disaster that affects our distribution centers and/or a significant number of our stores could increase our operating expenses, impair our cash flows and reduce our revenues, which could negatively impact the market price of our common stock.

Our net sales, inventory levels and earnings fluctuate on a seasonal basis, which makes our business more susceptible to adverse events that occur during those seasons.

Our net sales and earnings are significantly higher during the first and fourth quarters each year due to the importance of the Spring selling season, which includes Easter, and the Fall selling season, which includes Christmas. Factors negatively affecting us during the first and fourth quarters, including adverse weather and unfavorable economic conditions, will have a greater adverse effect on our financial condition than if our business were less seasonal. For example, unseasonably cool weather in the weeks preceding Easter in 2007 negatively impacted our net sales for the thirteen weeks ended May 5, 2007.

To prepare for the Spring and Fall selling seasons, we must order and keep in stock significantly more merchandise than during other parts of the year. This seasonality makes our business more susceptible to the risk that our inventory will not satisfy actual consumer demand. In addition, any unanticipated demand imbalances during these peak shopping seasons could require us to sell excess inventory at a substantial markdown or fail to satisfy our consumers. In either event, our net sales and gross margins may be lower than historical levels, which could have a material adverse effect on our business, financial condition and results of operations.

We experience fluctuations and variability in our comparable store sales and quarterly results of operations and, as a result, the market price of our common stock may fluctuate or decline substantially.

Our comparable store sales and quarterly results have fluctuated significantly in the past based on a number of economic, seasonal and competitive factors, and we expect them to continue to fluctuate in the future. Since the beginning of fiscal 2003, our quarter-to-quarter comparable store sales have ranged from a decrease of 3.3% to an increase of 25.0%. The most significant fluctuations were due to the unusually high sales following Hurricanes Katrina, Rita and Wilma with such positive post-hurricane impact on sales lasting through the second quarter of fiscal 2006. In addition, some fiscal years have 53 weeks versus the normal 52 weeks, and this timing shift can have a significant impact on quarterly and fiscal year sales comparisons. For example, we expect to see negatively impacted sales comparisons in the fourth quarter of fiscal 2007, as this fiscal quarter will have 13 weeks, as compared with 14 weeks in the fourth quarter of fiscal 2006. Similarly, we expect to see negatively impacted sales comparisons in fiscal 2007, since this fiscal year has 52 weeks, whereas fiscal 2006 had 53 weeks.

Also, we may be unable to maintain historical levels of comparable store sales as we execute our growth strategy and expand our business. This variability could cause our comparable store sales and quarterly results to fall below the expectations of securities analysts or investors, which could result in volatility of the market price of our common stock. If our comparable store sales and quarterly results fail to meet the expectations of the market generally, the market price of our common stock could decline substantially.

Our sales and revenues could decline as a result of general economic and other factors outside of our control, such as changes in consumer spending patterns and declines in employment levels.

Downturns, or the expectation of a downturn, in general economic conditions could adversely affect consumer spending patterns, our sales and our results of operations. Because apparel generally is a discretionary purchase, declines in consumer spending patterns may have a more negative effect on apparel retailers than some other retailers. Therefore, we may not be able to maintain our historical rate of growth in revenues and earnings, or remain as profitable, if there is a decline in consumer spending patterns. In addition, since the majority of our stores are located in the southeastern United States, our operations are more susceptible to regional factors than the operations of our more geographically diversified competitors. Therefore, any adverse economic conditions that have a disproportionate effect on the southeastern United States could have a greater negative effect on our sales, revenues and results of operations than on retailers with a more geographically diversified store base.

If we fail to protect our trademarks, there could be a negative effect on our brand image and limitations on our ability to penetrate new markets.

We believe that our “Citi Trends” trademark is integral to our store design and our success in building consumer loyalty to our brand. We have registered this trademark with the U.S. Patent and Trademark Office. We have also registered, or applied for registration of, additional trademarks with the U.S. Patent and Trademark Office that we believe are important to our business. We cannot assure you that these registrations will prevent imitation of our name, merchandising concept, store design or private label merchandise or the infringement of our other intellectual property rights by others. Imitation of our name, concept, store design or merchandise in a manner that projects lesser quality or carries a negative connotation of our brand image could have a material adverse effect on our business, financial condition and results of operations.

In addition, we cannot assure you that others will not try to block the manufacture or sale of our private label merchandise by claiming that our merchandise violates their trademarks or other proprietary rights since other entities may have rights to trademarks that contain the word “Citi” or may have rights in similar or competing marks for apparel and/or accessories. Although we cannot currently estimate the likelihood of success of any such lawsuit or ultimate resolution of such a conflict, such a controversy could have a material adverse effect on our business, financial condition and results of operations.

If we fail to implement and maintain effective internal controls in our business, there could be a material adverse effect on our business, financial condition, results of operations and stock price.

Section 404 of the Sarbanes Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. If we fail to maintain the adequacy of our internal controls, we may be unable to conclude on an ongoing basis that we have effective internal controls over financial reporting. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to our efforts to prevent financial fraud. If we cannot produce reliable financial reports or prevent fraud, our business, financial condition and results of operations could be harmed, investors could lose confidence in our reported financial information, the market price of our common stock could decline significantly, and we may be unable to obtain additional financing to operate and expand our business.

Adverse trade restrictions may disrupt our supply of merchandise. We also face various risks because much of our merchandise is imported from abroad.

We purchase the products we sell directly from over 1,000 vendors and a substantial portion of this merchandise is manufactured outside of the United States and imported by our vendors from countries such as China and other areas of the Far East, including Taiwan and the Philippines. The countries in which our merchandise currently is manufactured or may be manufactured in the future could become subject to new trade restrictions imposed by the United States or other foreign governments. Trade restrictions, including increased tariffs or quotas, embargoes, and customs restrictions, against apparel items, as well as United States or foreign labor strikes, work stoppages or boycotts, could increase the cost or reduce the supply of apparel available to us and have a material adverse effect on our business, financial condition and results of operations. In addition, our merchandise supply could be impacted if our vendors’ imports become subject to existing or future duties and quotas, or if our vendors face increased competition from other companies for production facilities, import quota capacity and shipping capacity.

We also face a variety of other risks generally associated with relying on vendors that do business in foreign markets and import merchandise from abroad, such as:

•       political instability or the threat of terrorism, in particular in countries where our vendors source merchandise such as Taiwan and the Philippines;

•       enhanced security measures at United States’ and foreign ports, which could delay delivery of imports;

•       imposition of new or supplemental duties, taxes, and other charges on imports;

•       delayed receipt or non-delivery of goods due to the failure of foreign-source suppliers to comply with applicable import regulations;

•       delayed receipt or non-delivery of goods due to organized labor strikes or unexpected or significant port congestion at United States’ ports; and

•       local business practice and political issues, including issues relating to compliance with domestic or international labor standards, which may result in adverse publicity.

The United States may impose new initiatives that adversely affect the trading status of countries where apparel is manufactured. These initiatives may include retaliatory duties or other trade sanctions that, if enacted, would increase the cost of products imported from countries where our vendors acquire merchandise. On March 30, 2007, the United States government announced that it would impose potentially significant tariffs on Chinese manufactured products. We have not yet determined the impact of such action on our imports from China but will continue to monitor developments in that regard. Any of these factors could have a material adverse effect on our sales, revenues and results of operations.

The removal of import quotas on textiles and clothing in the future may adversely affect our merchandise supply, impact our sales and reduce our cash flows.

On January 1, 2005, in accordance with the World Trade Organization, or the WTO, Agreement on Textiles and Clothing, the import quotas on textiles and clothing manufactured by countries that are members of the WTO were eliminated. Subsequently, the United States and Europe experienced a surge of imported goods from China, a country that benefited from the removal of the quotas. In response, the United States initially implemented new quotas against various textile and apparel items from China and ultimately negotiated an agreement with the Chinese government. The agreement between the United States and China went into effect in November 2005 and will continue in effect through December 31, 2008. During that time, China has agreed to specified quota limits on most textile and apparel products, and the United States has agreed to use restraint in exercising its right to impose additional safeguards.

Beginning in January 2009, the U.S.-China agreement and the quotas against Chinese apparel will expire. At that point, the United States would still have the ability to impose safeguards under the WTO Agreement on Textiles and Clothing although the requirements for doing so will be more stringent. The situation in 2009 potentially could be similar to the experience in 2005, with import surges and a cycle of safeguards and negotiations. This could create logistical delays in our ability to maintain required inventory levels and alter cost differentials between vendors that source domestically and vendors that source more extensively from overseas. We believe this could lower the cost of apparel products and thereby reduce the average dollar amount of sales per customer in our stores. Additionally, retaliatory trade actions could cause a disruption of the supply chain of products from foreign markets, difficulty in predicting accurately the prices of merchandise to be imported from a particular country and adverse effects on our merchandise supply, sales and cash flows.

We depend on the experience and expertise of our senior management team and key employees, and accordingly, the loss of the services of R. Edward Anderson or George A. Bellino could have a material adverse effect on our business strategy, operating costs, financial condition and results of operations.

The success of our business is dependent upon the close supervision of all aspects of our business by our senior management, particularly the operation of our stores, the selection of merchandise and the site selection for new stores. In addition, we do not have non-competition agreements with R. Edward Anderson, our Chairman and Chief Executive Officer, or George A. Bellino, our President and Chief Merchandising Officer. Accordingly, Messrs. Anderson and/or Bellino could leave us at any time to begin to work for our competitors or otherwise, which loss of services could have a material adverse effect on our business strategy, operating costs, financial condition and results of operations.

Failure to attract, train, assimilate and retain skilled personnel could have a material adverse effect on our growth strategy and our financial condition.

Like most retailers, we experience significant employee turnover rates, particularly among store sales associates and managers, and our continued growth will require us to hire and train even more new personnel. We therefore must continually attract, hire and train new personnel to meet our staffing needs. We constantly compete for qualified personnel with companies in our industry and in other industries. A significant increase in the turnover rate among our store sales associates and managers would increase our recruiting and training costs and could decrease our operating efficiency and productivity. If we are unable to retain our employees or attract, train, assimilate or retain other skilled personnel in the future, we may not be able to service our customers as effectively, thus reducing our ability to continue our growth and to operate our existing stores as profitably as we have in the past.

Increases in the minimum wage could have a material adverse effect on our business, financial condition and results of operations.

The Fair Minimum Wage Act of 2007 became law on May 25, 2007. As a result, the federal minimum wage will increase to (i) $5.85 per hour on or about July 24, 2007; (ii) $6.55 per hour on or about July 24, 2008; (iii) $7.25 per hour on or about July 24, 2009. Additionally, from time to time, legislative proposals are made to increase the minimum wage in certain individual states. Wage rates for many of our employees are slightly above the minimum wage. As minimum wage rates increase, we may need to increase not only the wage rates of those employees whose wages are below the new minimums, but the wages paid to our other hourly employees as well. Any increase in the cost of our labor could have a material adverse effect on our operating costs, financial condition and results of operations.

Any failure of our management information systems or the inability of third parties to continue to upgrade and maintain our systems could have a material adverse effect on our business, financial condition and results of operations.

We depend on the accuracy, reliability and proper functioning of our management information systems, including the systems used to track our sales and facilitate inventory management. We also rely on our management information systems for merchandise planning, replenishment and markdowns, as well as other key business functions. These functions enhance our ability to optimize sales while limiting markdowns and reducing inventory risk through properly marking down slow-selling styles, reordering existing styles and effectively distributing new inventory to our stores. We do not currently have redundant systems for all functions performed by our management information systems. Any interruption in these systems could impair our ability to manage our inventory effectively, which could have a material adverse effect on our business, financial condition and results of operations. To support our growth, we will need to expand our management information systems, and our failure to link and maintain these systems adequately could have a material adverse effect on our business, financial condition and results of operations.

We depend on third-party suppliers to maintain and periodically upgrade our management information systems, including the software programs supporting our inventory management functions. This software is licensed to us by third-party suppliers. If any of these suppliers is unable to continue to maintain and upgrade these software programs and/or if we are unable to convert to alternate systems in an efficient and timely manner, it could result in a material adverse effect on our business, financial condition and results of operations.

Our ability to attract consumers to our stores depends on the success of the strip shopping centers and downtown business districts where our stores are located.

We locate our stores in strip shopping centers, street front locations and downtown business districts where we believe our consumers and potential consumers shop. The success of an individual store can depend on favorable placement within a given strip shopping center or business district. We cannot control the development of alternative shopping destinations near our existing stores or the availability or cost of real estate within existing or new shopping destinations. If our store locations fail to attract sufficient consumer traffic or we are unable to locate replacement locations on terms acceptable to us, our business, financial condition and results of operations could suffer. If one or more of the anchor tenants located in the strip shopping centers or business districts where our stores are located close or leave, or if there is significant deterioration of the surrounding areas in which our stores are located, our business, financial condition and results of operations may be adversely affected.

Risks relating to our common stock and this offering

Our stock price is volatile, and you may lose all or a part of your investment.

Our stock price is volatile. From our initial public offering in May 2005 through May 31, 2007, the trading price of our common stock has ranged from $14.00 to $57.85 per share. As a result of this volatility, investors may not be able to sell their common stock at or above their respective purchase prices. The market price for our common stock may be influenced by many factors, including:

•       actual or anticipated fluctuations in our operating results;

•       changes in securities analysts’ recommendations or estimates of our financial performance;

•       publication of research reports by analysts;

•       changes in market valuations or operating performance of our competitors or companies similar to ours;

•       announcements by us, our competitors or other retailers;

•       additions and departures of key personnel;

•       changes in accounting principles;

•       the passage of legislation or other developments affecting us or our industry;

•       the trading volume of our common stock in the public market;

•       changes in economic conditions;

•       financial market conditions;

•       natural disasters, terrorist acts, acts of war or periods of civil unrest; and

•       the realization of some or all of the risks described in this section entitled “Risk Factors.”

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities of retailers have been extremely volatile and have recently experienced sharp price and trading volume changes. These broad market fluctuations may adversely affect the market price of our common stock.

There may be sales of substantial amounts of our common stock pursuant to this prospectus supplement, or otherwise, which could cause our stock price to fall.

The selling stockholders hold a substantial number of shares of our common stock. They intend to sell a portion of these shares in this offering and, 90 days following the date of this prospectus supplement (or earlier, if consented to in writing by CIBC World Markets Corp.), they will be able to sell additional shares in the public market and otherwise. As of May 29, 2007, 13,890,914 shares of our common stock were outstanding. As of May 29, 2007, 783,665 additional shares of our common stock were subject to outstanding stock options. All of the shares issued and sold in our initial public offering consummated on May 18, 2005 and our secondary offering consummated on January 31, 2006 are freely tradable under the securities laws, except for any shares acquired by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act, which generally includes officers, directors and holders of 10% or more of our common stock. In addition, the 2,135,000 shares of our common stock (2,455,250 shares, if the over-allotment option is exercised in full) being sold in this offering will be freely tradeable once sold. An additional 844,750 shares of our common stock which are not covered by this prospectus supplement may be sold by certain stockholders under the registration statement of which this prospectus supplement and the accompanying prospectus are a part and will be freely tradeable once sold. Approximately 3,279,692 shares of our common stock, in addition to the shares included in this offering and shares of our common stock which are not covered by this prospectus supplement but which may be sold by certain stockholders under the registration statement of which this prospectus supplement and the accompany prospectus are a part, held by existing stockholders are restricted or control shares and may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act or otherwise. Future sales of a substantial number of shares of our common stock could cause our common stock price to decline significantly and/or impair our ability to raise capital through the sale of additional stock.

A significant amount of our common stock is concentrated in the hands of one of our existing stockholders whose interests may not coincide with yours.

As of May 29, 2007, Hampshire Equity Partners II, L.P. and certain of its affiliates, which we refer to collectively as Hampshire Equity Partners, owned approximately 45.6% of our common stock. Although Hampshire Equity Partners are selling stockholders and will sell a portion of their holdings pursuant to this prospectus supplement, Hampshire Equity Partners will continue to hold a significant amount of our common stock, approximately 31.0%, assuming that Hampshire Equity Partners sell all of their shares covered by this prospectus supplement and do not acquire additional shares of our common stock. As a result, Hampshire Equity Partners have an ability to exercise significant influence over matters requiring stockholder approval. These matters include the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations or sales of all or substantially all of our assets. Your interests as a holder of our common stock may differ from the interests of Hampshire Equity Partners. In connection with our initial public offering consummated on May 18, 2005, we entered into a nominating agreement with Hampshire Equity Partners II, L.P. pursuant to which we, acting through our nominating and corporate governance committee, agreed, subject to the requirements of our directors’ fiduciary duties, that Hampshire Equity Partners II, L.P. would be entitled to designate up to two directors to be nominated for election to our board of directors as long as Hampshire Equity Partners II, L.P. (together with any of its respective successors and permitted assigns) maintains a certain ownership percentage of our common stock. After the completion of this offering, and assuming Hampshire Equity Partners sell all of their shares of our common stock covered by this prospectus supplement and do not acquire additional shares of our common stock, Hampshire Equity Partners II, L.P. will be entitled to designate one director to be nominated for election to our board of directors. If at any time Hampshire

Equity Partners II, L.P. (together with any of its respective successors and permitted assigns) owns less than 15% of the shares of our common stock which it owned immediately prior to the consummation of our initial public offering, it will not have the right to nominate any directors for election to our board of directors. Notwithstanding the foregoing, as of the date of this prospectus supplement, Hampshire Equity Partners II, L.P. does not have a designee on our board of directors.

Securities analysts may not continue to cover our common stock or they may issue negative reports, which may have a negative impact on the price of our common stock.

The trading market for our common stock relies, in part, on the research and reports that industry or financial analysts publish about our company or our industry. Public statements by these securities analysts may affect our stock price. If any of the analysts who cover us downgrades the rating of our common stock, our common stock price would likely decline. If any of these analysts ceases coverage of our common stock, we could lose visibility in the market, which in turn could cause our common stock price to decline. Further, if no analysts continue to cover our common stock, the lack of research coverage may depress the market price of our common stock.

In addition, rules mandated by the Sarbanes-Oxley Act of 2002 and a global settlement between the Commission and securities analysts have caused a number of fundamental changes in how securities analysts are reviewed and compensated. In particular, many investment banking firms are now required to contract with independent financial analysts for their stock research. In this environment, it may be difficult for companies with smaller market capitalizations, such as our company, to attract independent financial analysts to cover them, which could have a negative effect on the market price of our common stock.

We do not currently intend to pay dividends on our common stock.

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future.

Provisions in our certificate of incorporation and by-laws and Delaware law may delay, prevent or deter our acquisition by a third party.

Our second amended and restated certificate of incorporation, as amended, and our amended and restated by-laws, contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions include, among other things, a classified board of directors, advance notice for raising business or making nominations at stockholder meetings and “blank check” preferred stock. Blank check preferred stock enables our board of directors, without stockholder approval, to designate and issue series of preferred stock with such dividend, liquidation, conversion, voting or other rights, including convertible securities with no limitations on conversion, as our board of directors may determine, including rights to dividends and proceeds in a liquidation that are senior to the common stock.

We are also subject to several provisions of the Delaware General Corporation Law that could delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock or may otherwise be in the best interests of our stockholders.

Our costs have increased and may continue to increase as a result of being a public company and complying with regulations applicable to public companies may adversely affect our business.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Commission and the Nasdaq Stock Market, have required changes in recent years in the corporate governance practices of public companies. These rules and regulations have significantly increased our legal and financial compliance costs and made certain compliance activities more time-consuming and costly. We have incurred and will continue to incur additional costs in, and dedicate significant resources toward, complying with these requirements, which may divert management’s attention from, and which may in turn adversely affect, our business. We also expect these laws, rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these laws, rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. The costs of compliance or our failure to comply with these laws, rules and regulations could adversely affect our financial condition, results of operation and the price of our common stock.

Special Note Regarding Forward-Looking Statements

Some statements in, or incorporated by reference into, this prospectus supplement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than historical facts contained in this prospectus supplement, including statements regarding our future financial position, business policy and plans and objectives and expectations of management for future operations, are forward-looking statements. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” “project” and similar expressions, as they relate to us, are intended to identify forward-looking statements. For example, our statements to the effect that we intend to open a specified number of new stores in fiscal 2007 and our expectations with respect to our operating results and other financial information for our fiscal quarter ended May 5, 2007, constitute forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events, including, among other things:

•       implementation of our growth strategy;

•       our ability to anticipate and respond to fashion trends;

•       competition in our markets;

•       consumer spending patterns;

•       actions of our competitors or anchor tenants in the strip shopping centers where our stores are located; and

•       anticipated fluctuations in our operating results.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in the section entitled “Risk Factors” and elsewhere in this prospectus supplement.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Commission, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus supplement, whether as a result of any new information, future events or otherwise.

Use of Proceeds

The selling stockholders will receive all of the net proceeds from the sale of shares of our common stock offered by this prospectus supplement. We will not receive any of the proceeds from the sale of shares of common stock offered by this prospectus supplement.

Price Range of Our Common Stock

Our common stock has been quoted on the Nasdaq Global Select Market under the symbol “CTRN” since our initial public offering on May 18, 2005. The following table shows the high and low per share prices of our common stock for the periods indicated.

Fiscal 2005	High	Low
Second Quarter (beginning May 18, 2005)	$28.40	$14.00
Third Quarter	30.00	20.20
Fourth Quarter	47.58	27.54

Fiscal 2006	High	Low
First Quarter	$50.10	$36.45
Second Quarter	57.85	28.55
Third Quarter	39.92	27.07
Fourth Quarter	49.72	36.75

Fiscal 2007	High	Low
First Quarter	$48.00	$38.20
Second Quarter (through May 31, 2007)	41.15	35.42

On May 31, 2007, the last reported sale price of our common stock on the Nasdaq Global Select Market was $40.53 per share. On May 29, 2007, there were ten holders of record and approximately 4,900 beneficial holders of our common stock.

Selected Financial and Operating Data

The following table provides selected financial and operating data for each of the fiscal years in the five-year period ended February 3, 2007, including: (a) our statement of income data for each such period, (b) additional operating data for each such period and (c) our balance sheet data as of the end of each such period. The statement of income data for fiscal 2006, fiscal 2005 and fiscal 2004, and the balance sheet data as of January 28, 2006 and February 3, 2007 are derived from our financial statements that have been audited by KPMG LLP, an independent registered public accounting firm, and are incorporated by reference into this prospectus supplement. The statement of income data for fiscal 2003 and fiscal 2002 and the balance sheet data as of January 29, 2005, January 31, 2004 and February 1, 2003 are derived from our audited financial statements which are not incorporated by reference into this prospectus supplement. The selected financial and operating data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the section of this prospectus supplement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes which are incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of results to be expected for any future period.

	Fiscal Year Ended(1)
	February 3, 2007		January 28, 2006		January 29, 2005	January 31, 2004	February 1, 2003
	(dollars in thousands, except per share amounts)
Statement of Income Data:
Net sales	$381,918		$289,804		$203,442	$157,198	$124,951
Cost of sales	235,744		178,953		127,308	98,145	77,807
Gross profit	146,174		110,851		76,134	59,053	47,144
Selling, general andadministrative expenses	115,861		89,646		63,594	48,845	38,759
Income from operations	30,313		21,205		12,540	10,208	8,385
Interest expense (income)(2)	(1,655)		(546)		732	563	256
Income before income taxes	31,968		21,751		11,808	9,645	8,129
Income tax expense	10,617		7,551		4,551	3,727	3,101
Net income	$21,351		$14,200		$7,257	$5,918	$5,028
Net income per common share:
Basic	$1.57		$1.21		$0.78	$0.62	$0.51
Diluted	$1.51		$1.08		$0.67	$0.54	$0.44
Weighted average shares used to compute net income per share(3):
Basic	13,574,718		11,746,866		9,302,800	9,295,000	9,295,000
Diluted	14,138,063		13,148,602		10,879,388	10,771,410	10,757,110
Additional Operating Data: (Unaudited)
Number of stores:
Opened during period	42		36		40	25	16
Closed during period	0		1		1	1	2
Open at end of period	277		235		200	161	137
Selling square footage at end of period	2,628,539		2,123,684		1,715,943	1,290,039	1,043,713
Comparable store sales increase(4)	8.2	%(5)	16.7	%(6)	3.0%	5.7%	14.6%
Average sales per store(7)	$1,492		$1,332		$1,127	$1,055	$961
Balance Sheet Data:
Cash and cash equivalents	$11,702		$9,079		$11,801	$9,954	$5,825
Total assets	196,102		147,290		70,790	49,213	36,127
Total liabilities	77,893		63,540		47,025	32,709	25,529
Total stockholders’equity	118,209		83,749		23,765	16,504	10,598

(1)           Our fiscal year ends on the Saturday closest to January 31 of each year. Fiscal 2006 is comprised of 53 weeks. Fiscal years 2005, 2004, 2003 and 2002 are each comprised of 52 weeks.

(2)           Our mandatorily redeemable Series A Preferred Stock, which was redeemed on May 18, 2005 using a portion of the net proceeds from our initial public offering, was reclassified as debt as of the second quarter of fiscal 2003, in accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” The amount of dividends treated as interest expense was $0 in fiscal 2006, $100,000 in fiscal 2005, $324,450 in fiscal 2004, $189,000 in fiscal 2003 and $0 in fiscal 2002.

(3)           Reflects 26-for-1 stock split completed in May 2005.

(4)           Stores included in the comparable store sales calculation for any period are those stores that were opened prior to the beginning of the preceding fiscal year and were still open at the end of such period. Relocated stores and expanded stores are included in the comparable store sales results.

(5)           We are reporting comparable store sales on a comparable store and comparable week basis; the 53 weeks ended February 3, 2007 are compared to the 53 weeks ended February 4, 2006.

(6)           This data includes the positive impact of post-hurricane sales as a result of Hurricanes Katrina, Rita and Wilma during the months of September 2005 through January 2006.

(7)           Average sales per store is defined as net sales divided by the average of stores open at the end of the prior period and stores open at the end of the current period.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section entitled “Selected Financial and Operating Data” elsewhere in this prospectus supplement and our audited financial statements and the respective related notes incorporated by reference into this prospectus supplement. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the section entitled “Risk Factors” and elsewhere in this prospectus supplement, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are a rapidly growing, value-priced retailer of urban fashion apparel and accessories for the entire family. Our merchandise offerings are designed to appeal to the preferences of fashion conscious consumers, particularly African-Americans. Originally our stores were located in the Southeast, and in recent years we expanded into the Mid-Atlantic and Midwest regions and Texas. As of May 29, 2007, we operate 295 stores in both urban and rural markets in 17 states.

We are pursuing an aggressive store growth strategy and believe that the addition of new stores will be the primary source of future growth. In fiscal 2006 we opened 42 stores. During this period, we entered the Indianapolis, Indiana, Dayton, Ohio and St. Louis, Missouri markets. We opened 18 new stores in the first quarter of fiscal 2007, reaching a total store count of 295 at the end of the quarter. These new stores were located in states in which we are currently located, except for one store opened in Tulsa, Oklahoma. For the remainder of fiscal 2007, we expect to open an additional 28 to 30 new stores. We expect that approximately 90% of the total new stores that we intend to open in fiscal 2007 will be located in states in which we are currently located. We intend to increase comparable store sales primarily through merchandising enhancements and the expansion of product categories.

We measure performance using key operating statistics. One of the main performance measures is comparable store sales growth. We define a comparable store as a store that has been opened for an entire fiscal year. Therefore, a store will not be considered a comparable store until its 13th month of operation at the earliest or until its 24th month at the latest. As an example, stores opened in fiscal 2005 and fiscal 2006 were not considered comparable stores in fiscal 2006. Relocated and expanded stores are included in the comparable store sales results. We also use other operating statistics, most notably average sales per store, to measure our performance. As we typically occupy existing space in established shopping centers rather than sites built specifically for our stores, store square footage (and therefore sales per square foot) varies by store. We focus on overall store sales volume as the critical driver of profitability. The average sales per store has increased over the past three years as we have increased comparable store sales and opened new stores that are generally larger than our historical store base. Average sales per store have increased from $0.8 million in fiscal 2001 to $1.5 million in fiscal 2006. In addition to sales, we measure gross profit as a percentage of sales and store operating expenses, with a particular focus on labor as a percentage of sales. These results translate into store level contribution, which we use to evaluate overall performance of each individual store. Finally, we monitor corporate expenses against budgeted amounts.

Basis of the Presentation

Net sales consist of store sales, net of returns by customers and layaway fees. Cost of sales consists of the cost of products we sell and associated freight costs. Selling, general and administrative expense is comprised of store costs, including salaries and store occupancy costs, handling costs, corporate and distribution center costs and advertising costs. We operate on a 52- or 53-week fiscal year which ends on the Saturday closest to January 31. Each of our fiscal quarters consists of four 13-week periods with an extra week added on to the fourth quarter every five to six years. Each quarter of fiscal 2007 starts one week later than the same quarter of fiscal 2006, due to our 2006 fiscal year having 53 weeks versus the normal 52 weeks. This timing shift can have a significant impact on quarterly sales comparisons.

Results of Operations

The following discussion of our financial performance is based on our audited condensed financial statements incorporated by reference into this prospectus supplement. The nature of our business is seasonal. Historically, sales in the first and fourth quarters have been higher than sales achieved in the second and third quarters of the fiscal year. Expenses, and to a greater extent operating income, vary by quarter. Results of a period shorter than a full year may not be indicative of results expected for the entire year. Furthermore, the seasonal nature of our business may affect comparisons between periods.

Net Sales and Additional Operating Data

The following table sets forth, for the periods indicated, selected statement of income data expressed both in dollars and as a percentage of net sales:

	Fiscal Year Ended
	February 3, 2007		January 28, 2006		January 29, 2005
	(dollars in thousands)
Statement of Income Data:
Net sales	$381,918	100.0%	$289,804	100.0%	$203,442	100.0%
Cost of sales	235,744	61.7	178,953	61.7	127,308	62.6
Gross profit	146,174	38.3	110,851	38.3	76,134	37.4
Selling general and administrative expenses	115,861	30.3	89,646	30.9	63,594	31.3
Income from operations	30,313	7.9	21,205	7.3	12,540	6.1
Interest expense (income), net	(1,655)	(0.4)	(546)	(0.2)	732	0.3
Income before incometaxes	31,968	8.4	21,751	7.5	11,808	5.8
Provision for incometaxes	10,617	2.8	7,551	2.6	4,551	2.2
Net income	$21,351	5.6%	$14,200	4.9%	$7,257	3.6%

The following table provides information, for the periods indicated, about the number of total stores open at the beginning of the period, stores opened and closed during each period and the total stores open at the end of each period and comparable store sales for the periods:

	Fiscal Year Ended
	February 3, 2007		January 28, 2006		January 29, 2005
Total stores open, beginning of period	235		200		161
New stores	42		36		40
Closed stores	0		1	(1)	1
Total stores open, end of period	277		235	(2)	200
Comparable store sales increase(3)	8.2	%(4)	16.7%		3.0%

(1)             Stores closed for one or more days due to Hurricanes Katrina, Rita and Wilma are not included in this item.

(2)             The number of stores open at the end of the period includes one store closed as of January 28, 2006, as a result of Hurricane Wilma, which was re-opened in April 2006.

(3)             Stores included in the comparable store sales calculation for any period are those stores that were opened prior to the beginning of the preceding fiscal year and were still open at the end of such period. Relocated stores and expanded stores are included in the comparable store sales results.

(4)             We are reporting comparable store sales on a comparable store and comparable week basis; the 53 weeks ended February 3, 2007 are compared to the 53 weeks ended February 4, 2006.

Fiscal 2006 Compared to Fiscal 2005

Net Sales.   Net sales increased $92.1 million, or 31.8%, to $381.9 million for fiscal 2006 from $289.8 million in fiscal 2005. The increase in net sales was primarily due to 42 new store openings in fiscal 2006 and a comparable store sales increase of 8.2% (note 8.2% is based on a 53-week fiscal 2006 compared to the comparable 53 weeks in the prior year) for fiscal 2006 compared to fiscal 2005. The 42 stores opened in fiscal 2006 accounted for $39.8 million of the total increase in sales, the 36 stores opened in fiscal 2005 accounted for $24.6 million and the 199 comparable stores contributed $28.7 million of the increase in sales. These sales increases were offset by $1.0 million due to one store that was closed in fiscal 2005. Sales in the 53rd week of fiscal 2006 ending February 3, 2007 were $10.1 million. Seven stores were expanded and/or relocated in fiscal 2006. The increase in comparable store sales was from a higher average item price and an increase in customer transactions, which was due in part to increasing consumer preference for branded goods. In fiscal 2007, we believe comparable store sales increases should moderate into the low single digits.

Gross Profit.   Gross profit increased $35.3 million, or 31.9%, to $146.2 million in fiscal 2006 from $110.9 million in fiscal 2005. The increase in gross profit is primarily a result of our strong sales increases. As a percentage of net sales, gross profit was 38.3% in fiscal 2006 compared to 38.3% in fiscal 2005. Although the gross profit as a percentage of sales did not change, markdown rates were higher as a percent of sales in fiscal 2006 compared to fiscal 2005. This increase was offset by a higher initial markup on merchandise. Excluding the effect of the 53rd week, gross profit as a percentage of sales would have been 38.1% in fiscal 2006 compared to 38.3% in fiscal 2005. This deleveraging was primarily due to higher markdowns on lower comparable sales increases in fiscal 2006.

Selling, General and Administrative Expense.   Selling, general and administrative expenses increased $26.2 million, or 29.2%, to $115.9 million in fiscal 2006 from $89.6 million in fiscal 2005. The increase in these expenses was due primarily to additional store level, distribution and corporate costs arising from the opening of 42 new stores in fiscal 2006.  Selling, general and administrative expenses as a percentage of net sales decreased to 30.3% in fiscal 2006 from 30.9% in fiscal 2005. The decrease as a percentage of net sales was primarily due in part to the payment in fiscal 2005 of a $1.2 million fee to terminate the consulting agreement with Hampshire Equity Partners II, L.P. (formerly our majority stockholder), property losses in fiscal 2005 from Hurricanes Katrina, Rita and Wilma of approximately $700,000 and expenses of approximately $525,000 in fiscal 2005 related to our secondary offering, which was consummated on January 31, 2006. Partially offsetting these favorable items were additional costs incurred by us for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and increased insurance cost for property and medical coverage in fiscal 2006, all of which totaled approximately $2.9 million. Excluding revenues and costs incremental to the 53rd week, selling general and administrative expense as a percentage of net sales would have been 20 basis points higher or 30.5% in fiscal 2006.

Interest Income.   Interest income increased $1.1 million, or 125.9%, to $2.0 million for fiscal 2006 from approximately $892,000 in fiscal 2005. The increase in interest income was due to the full year impact of interest income earned on proceeds from our initial public offering.

Interest Expense.   Interest expense increased approximately $14,000, or 4.1%, to approximately $359,000 in fiscal 2006 from approximately $345,000 in fiscal 2005. The increase in interest expense was primarily due to the addition of a $4.8 million equipment lease in fiscal 2006.

Provision for Income Taxes.   The provision for income taxes increased $3.1 million, or 40.6%, to $10.6 million in fiscal 2006 from $7.6 million in fiscal 2005. The effective income tax rates for fiscal 2006 and fiscal 2005 were 33.2% and 34.7%, respectively. The tax rate decreased in fiscal 2006 primarily as a result of our investment in tax exempt securities and an increase in job tax credits. We expect our effective tax rate to be approximately 35.0% in fiscal 2007, primarily due to projected increase in our pre-tax income.

Net Income.   Net income increased 50.4% to $21.4 million in fiscal 2006 from $14.2 million in fiscal 2005. The increase in net income was due to the factors discussed above.

Fiscal 2005 Compared to Fiscal 2004

Net Sales.   Net sales increased $86.4 million, or 42.5%, to $289.8 million for fiscal 2005 from $203.4 million in fiscal 2004. The increase in net sales was primarily due to 36 new store openings in fiscal 2005 and a comparable store sales increase of 16.7% for fiscal 2005 compared to fiscal 2004. This increase reflects in part the positive impact of increased sales during the months of September 2005 through January 2006 following Hurricanes Katrina, Rita and Wilma, in stores in the affected region. The 36 stores opened in fiscal 2005 accounted for $34.8 million of the total increase in sales, the 40 stores opened in fiscal 2004 accounted for $23.1 million and the 158 comparable stores contributed $27.5 million of the increase in sales. Four stores were expanded and/or relocated in fiscal 2005. The increase in comparable store sales was primarily from an increase in customer transactions and from the increasing consumer preference for branded goods. Comparable store sales for fiscal 2005 also were positively impacted by post-hurricane sales during the months of September 2005 through January 2006. Federal Emergency Management Act vouchers and other one-time assistance enabled many of our customers to purchase apparel and other items to replace what had been lost due to the hurricanes. While the hurricanes had a negative effect on us by causing 38 stores to be closed for one day or more during the third quarter of fiscal 2005, the subsequent sales increases after the stores reopened more than offset the sales missed on those lost days. Stores located in areas contiguous to the stores affected directly by the hurricanes also showed a dramatic increase in their sales for the third and fourth quarters of fiscal 2005.

Gross Profit.   Gross profit increased $34.7 million, or 45.6%, to $110.9 million in fiscal 2005 from $76.1 million in fiscal 2004. The increase in gross profit is primarily a result of our strong sales increases. As a percentage of net sales, gross profit increased to 38.3% in fiscal 2005 from 37.4% in fiscal 2004. This increase, as a percentage of net sales, was primarily due to reduced markdown rates which was a result of well balanced inventories and strong sales increases in fiscal 2005 compared to fiscal 2004.

Selling, General and Administrative Expense.   Selling, general and administrative expenses increased $26.1 million, or 41.1%, to $89.6 million in fiscal 2005 from $63.6 million in fiscal 2004. The increase in these expenses was due primarily to additional store level, distribution and corporate costs arising from the opening of 36 new stores in fiscal 2005, the payment of a $1.2 million fee to terminate the consulting agreement with Hampshire Equity Partners II, L.P., property losses from Hurricanes Katrina, Rita and Wilma, which  totaled approximately $700,000 in fiscal 2005 and expenses of approximately $525,000 related to our secondary offering, which was consummated on January 31, 2006. Selling, general and administrative expenses increased additionally due to costs associated with being a public company of approximately $920,000. Selling, general and administrative expenses as a percentage of net sales decreased to 30.9% in fiscal 2005 from 31.3% in fiscal 2004. The decrease as a percentage of net sales was primarily due to our strong comparable store sales growth and our ability to leverage selling, general and administrative costs. In addition, this decrease is in part due to a prior year charge in fiscal 2004 of approximately $300,000 for additional vacation pay accrual pursuant to a change in our vacation policy.

Interest Income.   Interest income increased to approximately $892,000 in fiscal 2005 from approximately $42,000 in fiscal 2004. The increase in interest income was due primarily to interest income earned on proceeds from our initial public offering.

Interest Expense.   Interest expense decreased 55.4% to approximately $345,000 in fiscal 2005 from approximately $774,000 in fiscal 2004. The decrease in interest expense was primarily due to the redemption of shares of our preferred stock subject to mandatory redemption in May 2005, the absence of any borrowings under our previous line of credit and the repaying in full of our mortgage on our Fahm Street headquarters and distribution center.

Provision for Income Taxes.   The provision for income taxes increased to approximately $7.6 million in fiscal 2005 from $4.6 million in fiscal 2004. The effective income tax rates for fiscal 2005 and fiscal 2004 were 34.7% and 38.5%, respectively. The tax rate decreased in fiscal 2005 as a result of our investment in tax exempt securities, an increase in job tax credits and a reduction in non-deductible dividends on our preferred stock subject to mandatory redemption. We expect our tax rate to be approximately 34.5% in fiscal 2006, primarily due to additional anticipated job tax credits in fiscal 2006 and the full year impact of our investment in tax exempt securities.

Net Income.   Net income increased 95.7% to $14.2 million in fiscal 2005 from $7.3 million in fiscal 2004. The increase in net income was due to the factors discussed above.

Quarterly Results of Operations

The following table sets forth our unaudited quarterly results of operations for fiscal 2005 and fiscal 2006. Each quarterly period presented below consists of 13 weeks except for the quarterly period ended February 3, 2007 which contains 14 weeks, and the information includes our statement of income data for each such period and additional operating data for each such period. In the opinion of management, these unaudited interim financial data have been prepared on the same basis as the audited financial statements and reflect all adjustments (consisting only of normal recurring adjustments) and fairly present the financial information disclosed for these periods. The interim financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the audited financial statements and related notes incorporated by reference into this prospectus supplement. The results of operations for historical periods are not necessarily indicative of results for any future period.

Due to the importance of the Spring selling season, which includes Easter, and the Fall selling season, which includes Christmas, net sales and earnings are disproportionately higher during the first and fourth fiscal quarters each year, and we expect these quarters will continue to provide a disproportionate contribution to the profitability for the entire fiscal year. As a result, any factors negatively affecting us in any year during the first and fourth fiscal quarters, including adverse weather and unfavorable economic conditions, could have a material adverse effect on our financial condition and results of operations for the entire year.

Our quarterly results of operations also may fluctuate based upon such factors as the timing of holiday seasons, the number and timing of new store openings, the amount of store preopening expenses, the amount of net sales contributed by new and existing stores, the mix of products sold, the timing and level of markdowns, store closings, remodels and relocations, competitive factors, the weather and general economic conditions.

	Quarter Ended
	Feb. 3,(1) 2007		Oct. 28, 2006	July 29, 2006	April 29, 2006	Jan. 28, 2006		Oct. 29, 2005		July 30, 2005	Apr. 30, 2005
	(dollars in thousands, except per share amounts)
Statement of Income Data:
Net sales	$126,788		$87,119	$76,330	$91,681	$96,844		$69,895		$59,449	$63,616
Cost of sales	78,104		54,156	48,112	55,372	59,916		42,873		37,682	38,482
Gross profit	48,684		32,963	28,218	36,309	36,928		27,022		21,767	25,134
Selling, general and administrative expenses	33,736		29,202	26,681	26,242	25,365		23,252		21,271	19,758
Income from operations	14,948		3,761	1,537	10,067	11,563		3,770		496	5,376
Interest expense (income)	(394)		(386)	(418)	(457)	(351)		(252)		(55)	111
Earnings (loss) before income taxes	15,342		4,147	1,955	10,524	11,914		4,022		551	5,265
Income tax expense (benefit).	4,970		1,337	680	3,630	3,992		1,390		170	2,000
Net income (loss)	$10,372		$2,810	$1,275	$6,894	$7,922		$2,632		$381	$3,265
Net income per common share:
Basic	$0.75		$0.21	$0.09	$0.51	$0.61		$0.21		$0.03	$0.35
Diluted	$0.73		$0.20	$0.09	$0.49	$0.55		$0.18		$0.03	$0.30
Weighted average shares used to compute net income per share:
Basic	13,739,277		13,583,263	13,516,060	13,447,612	12,941,959		12,825,199		11,925,307	9,295,000
Diluted	14,199,753		14,082,634	14,099,565	14,070,152	14,405,559		14,379,974		13,587,400	10,986,959
Additional Operating Data:
Number of stores:
Open, beginning of quarter	266		253	250	235	226		221		214	200
Opened during quarter	11		13	3	15	10		5		7	14
Closed during quarter	—		—	—	—	1	(1)	—		—	—
Total open at end of period	277		266	253	250	235		226		221	214
Comparable store sales increase(2)	1.3	%(3)	6.2%	7.3%	21.0%	22.8	%(4)	25.0	%(5)	11.5%	6.9%

(1)                Quarter includes 14th week as all other quarters presented have 13 weeks.

(2)                Stores included in the comparable store sales calculation for any period are those stores that were opened prior to the beginning of the preceding fiscal year and were still open at the end of such period. Relocated stores and expanded stores are included in the comparable store sales results.

(3)                We are reporting comparable store sales on a comparable store and comparable week basis; the 14 weeks ended February 3, 2007 are compared to the 14 weeks ended February 4, 2006.

(4)                Comparable store sales in this period benefited from strong sales in hurricane affected areas. Comparable store sales in areas not affected by the hurricanes were approximately 16.8% for the period.

(5)                Comparable store sales in this period benefited from strong sales in hurricane affected areas. Comparable store sales in areas not affected by the hurricanes were approximately 17.8% for the period.

Liquidity and Capital Resources

Our cash requirements are primarily for working capital, construction of new stores, remodeling of existing stores, improvements to our distribution infrastructure and improvements to our information systems. Historically, we have met these cash requirements from cash flow from operations, short-term trade credit, borrowings under our revolving lines of credit, long-term debt, capital leases and cash proceeds from our initial public offering in May 2005. We expect to be able to meet our cash requirements for at least the next 24 months using cash flow from operations and the cash generated from the sale of marketable securities.

On May 18, 2005, we completed our initial public offering of our common stock, as a result of which we issued and sold 2,700,000 shares of common stock at $14.00 per share. In addition, the underwriters exercised the over-allotment option, pursuant to which we issued and sold an additional 577,500 shares on June 1, 2005. We received aggregate gross proceeds of approximately $45.9 million and incurred approximately $4.8 million in expenses in connection with our initial public offering, resulting in net proceeds of approximately $41.1 million. In addition, 1,150,000 shares of common stock were sold in our initial public offering by certain of our selling stockholders, for which we received no proceeds. As a result, upon the closing of the offering, there were 12,602,154 shares of our common stock outstanding.

Following the closing of our initial public offering on May 23, 2005, all of our 3,605 shares of mandatorily redeemable preferred stock were redeemed and extinguished for approximately $3.6 million, and we repaid in full our mortgage on our Fahm Street headquarters and distribution center in the amount of approximately $1.5 million.

Using a portion of the proceeds from our initial public offering and cash flow from operations, we purchased a distribution center in Darlington, South Carolina in fiscal 2005.

Discussion of Cash Flows

Fiscal 2006 Compared to Fiscal 2005

At February 3, 2007, we had total cash, cash equivalents and marketable securities of $77.7 million compared with total cash, cash equivalents and marketable securities of $63.5 million at January 28, 2006. The most significant factors in the change in our net liquidity position during fiscal 2006 were the positive cash flow from operations and financing activities provided by tax benefits realized by the exercise of stock options, offset by capital expenditures to open new stores and the repayment of debt.

Inventory represented approximately 37.4% of our total assets as of February 3, 2007. Management’s ability to manage our inventory can have a significant impact on our cash flows from operations during a given interim period or fiscal year. In addition, inventory purchases can be seasonal in nature, such as the purchase of warm-weather or Christmas-related merchandise.

Cash Flows Provided by Operating Activities.   Net cash provided by operating activities was $18.0 million in fiscal 2006 compared to $27.8 million in fiscal 2005. The main sources of cash provided during fiscal 2006 were net income adjusted for depreciation and other non-cash charges of $28.4 million, increases in accrued expenses of $4.4 million and an increase in accrued compensation of $1.2 million. Uses of cash consisted of a $14.2 million increase in inventory net of accounts payable and a $1.7 million increase in prepaid assets.

Cash Flows (Used) in Investing Activities.   Cash used in investing activities was $26.9 million in fiscal 2006 compared to $66.0 million in fiscal 2005. Net cash used for the purchase of property and equipment increased during fiscal 2006 compared to fiscal 2005 primarily due to capital expenditures in the amount of $20.5 million in fiscal 2006 for the purchase of property and equipment for the build out of 42 new stores, six relocations and remodels, purchase of markdown scanners, build out of a distribution center in Darlington and other general corporate purposes compared to $12.1 million in fiscal 2005 used for the purchase of property and equipment for the build out of 36 new stores, four relocations and remodels, purchase of our distribution center in Darlington and other general corporate purposes. Excluding equipment financed by capital leases, the net amount of cash spent on purchases of property and equipment was $15.7 million and $11.6 million in fiscal 2006 and fiscal 2005, respectively. Approximately $2.4 million of our capital expenditures for new stores in fiscal 2006 was reimbursed to us by the landlords of our leased properties. These tenant improvement dollars will be amortized over the life of the individual store’s lease as a reduction to occupancy expense. Other uses of cash for investment activities in fiscal 2006 included investment activities in marketable securities consisting of net investment of  $11.5 million of cash in municipal auction rate securities.

Cash Flows Provided (Used) by Financing Activities.   Cash provided by financing activities was $11.5 million in fiscal 2006 and $35.5 million in fiscal 2005. Financing activities in fiscal 2006 included the tax benefit from stock exercises of $12.2 million, the net receipt of approximately $20,000 from options exercised during our secondary offering and employee stock option exercises that occurred in fiscal 2006 and debt repayments of approximately $786,000 on our capital leases.

Until required for other purposes, we maintain cash, cash equivalents and marketable securities in deposit accounts or highly liquid investments.

Fiscal 2005 Compared to Fiscal 2004

At January 28, 2006, we had total cash, cash equivalents and marketable securities of $63.5 million compared with total cash and cash equivalents of $11.8 million at January 29, 2005. The most significant factors in the change in our net liquidity position during fiscal 2005 were the proceeds from our initial public offering, positive cash flow from operations, offset by capital expenditures to open new stores and to purchase the distribution center in Darlington, South Carolina, the repayment of debt and the redemption of our mandatorily redeemable preferred stock.

Inventory represented approximately 36.8% of our total assets as of January 28, 2006. Management’s ability to manage our inventory can have a significant impact on our cash flows from operations during a given interim period or fiscal year. In addition, inventory purchases can be seasonal in nature, such as the purchase of warm-weather or Christmas-related merchandise.

Cash Flows Provided by Operating Activities.   Net cash provided by operating activities was $27.8 million in fiscal 2005 compared to $12.7 million in fiscal 2004. The main sources of cash provided during fiscal 2005 was net income adjusted for depreciation and other non-cash charges of $19.3 million, tax benefit from stock options exercised of $4.2 million, increases in accrued expenses of $3.8 million and increases in accrued compensation of $2.4 million. Uses of cash consisted of a $1.4 million change in the income tax payable, an approximately $278,000 increase in prepaid assets and other current assets related to insurance receivables for property damages from Hurricanes Katrina, Rita and Wilma, and an approximately $191,000 increase in net inventory.

Cash Flows Used in Investing Activities.   Cash used in investing activities was $66.0 million in fiscal 2005 compared to $8.6 million in fiscal 2004. Net cash used in investing activities increased during fiscal 2005 compared to fiscal 2004 primarily because of the investment of $54.5 million of cash proceeds from our initial public offering in municipal auction rate securities. We also made capital expenditures in the amount of $12.1 million in fiscal 2005 for the purchase of property and equipment for the build out of 36 new stores, four relocations and remodels, a distribution center in Darlington and other general corporate purposes compared to $9.7 million in fiscal 2004 used for the purchase of property and equipment for the build out of 40 new stores, one relocation and other general corporate purposes. Excluding equipment financed by capital leases, the net amount of cash spent on purchases of property and equipment was $11.6 million and $8.6 million in fiscal 2005 and fiscal 2004, respectively. Approximately $1.1 million of our capital expenditures for new stores in fiscal 2005 was reimbursed to us by our landlords of the leased properties. These tenant improvement dollars will be amortized over the life of the individual store’s lease as a reduction to occupancy expense.

Cash Flows Provided by (Used in) Financing Activities.   Cash provided by (used in) financing activities was $35.5 million in fiscal 2005 and ($2.2) million in fiscal 2004. Financing activities in fiscal 2005 included the receipt of $41.1 million from our initial public offering and approximately $388,000 from subsequent option exercises by employees, payment of $3.6 million in connection with the redemption of our mandatorily redeemable preferred stock, the $1.5 million payoff of our mortgage on our Fahm Street headquarters and distribution center and scheduled repayments of approximately $942,000 on our outstanding capital leases. Until required for other purposes, we maintain cash, cash equivalents and marketable securities in deposit accounts or highly liquid investments.

Liquidity Sources, Requirements and Contractual Cash Requirements and Commitments

Our principal sources of liquidity consist of: (i) cash, cash equivalents and marketable securities (which equaled $77.7 million as of February 3, 2007); (ii) trade credit; (iii) cash generated from operations on an ongoing basis as we sell our merchandise inventory; and (iv) an unsecured line of credit with a maximum available borrowing of $3.0 million subject to our inventory levels (with $3.0 million available and none drawn down as of February 3, 2007). Short-term trade credit represents a significant source of financing for inventory purchases. Trade credit arises from customary payment terms and trade practices with our vendors. Historically, our principal liquidity requirements have been to meet our working capital and capital expenditure needs. We believe that our existing sources of liquidity will be sufficient to fund our operations and anticipated capital expenditures for at least the next 24 months. We cannot be certain that additional capital or other sources of liquidity will be available on terms acceptable to us, or at all.

During fiscal 2006 and prior years, we had a $25 million line of credit that expired on April 2, 2007. We did not draw against the line of credit since our initial public offering and believe current sources of liquidity to be sufficient for cash requirements over the next 24 months, therefore we did not renew the $25 million line of credit when it expired on April 2, 2007.

We anticipate that capital expenditures will be approximately $34 million to $36 million for fiscal 2007. These expenditures will relate to the purchase of property and equipment for the 46 to 48 total new stores we plan to open in fiscal 2007, the addition of more office space and the planned addition to our Darlington distribution center. We plan to finance these capital expenditures with cash flow from operations and existing cash balances.

The following table discloses aggregate information about our contractual obligations as of February 3, 2007 and the periods in which payments are due:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Contractual obligations:
Capital leases	$5,395	$2,085	$3,310	$—	$—
Operating leases(1)	48,758	14,792	23,410	9,809	747
Purchase obligations	77,886	77,886	—	—	—
Total contractual cash obligations	$132,039	$94,763	$26,720	$9,809	$747

(1)    Represents fixed minimum rentals in stores and does not include incremental rents which are computed as a percentage of net sales. For example, in fiscal 2006 incremental percentage rent was approximately $2.5 million, which represented 15.6% of total rent expense.

Indebtedness.   We had a revolving line of credit secured by substantially all of our assets pursuant to which we paid customary fees. This secured line of credit expired on April 2, 2007. This secured line of credit provided for aggregate cash borrowings and the issuance of letters of credit up to the lesser of $25.0 million or the borrowing base (which was approximately $25.0 million at February 3, 2007), with a letter of credit sub-limit of $2.0 million. Borrowings under this secured line of credit bore interest at the prime rate plus a spread or LIBOR plus a spread, at our election, based on conditions in the credit agreement. As of February 3, 2007, we had no outstanding borrowings on the line of credit, and no outstanding letters of credit. Under the terms of the credit agreement, we were required to maintain a minimum tangible net worth.

In September 2003, we entered into an annual unsecured revolving line of credit with Bank of America, N.A., which was renewed in June 2006. The line of credit provides for aggregate cash borrowings up to

$3.0 million to be used for general operating purposes. Borrowings under the credit agreement bear interest at LIBOR plus a spread. At February 3, 2007, there was no balance on this revolving line of credit.

We may borrow funds under the line of credit with Bank of America from time to time and subsequently repay such borrowings with available cash generated from operations.

Capital Leases.   We have capital lease obligations that financed the purchase of computer equipment. As of February 3, 2007, our capital lease obligations were $4.6 million. These obligations have maturity dates ranging from May 2008 to December 2009. The interest rates on these obligations range from 11.3% to 13.0%. All of these obligations are secured by the computer equipment. The lease agreements contain cross default provisions which result in a default if we are out of compliance with any other borrowing agreements.

Operating Leases.   We lease our stores under operating leases, which generally have an initial term of five years with one five-year renewal option. The typical store lease requires a combination of both fixed monthly rentals and rentals computed as percentage of net sales after a certain sales threshold has been met. Included in our operating lease contractual obligations is the minimum monthly rental payments for our Coleman Boulevard distribution center in Savannah, as well as the Los Angeles and New York City buyers’ offices. For fiscal 2006, rental expense was $16.0 million compared to $12.2 million for fiscal 2005 (including approximately $2.5 million and $1.7 million of percentage rent, respectively, in fiscal 2006 and 2005).

Purchase Obligations.   As of February 3, 2007, we had purchase obligations of $77.9 million, all of which were for less than one year. These purchase obligations primarily consist of outstanding merchandise orders.

Off-Balance Sheet Arrangements

Other than the store and support center operating leases described above, we do not have any off-balance sheet arrangements.

Outstanding Stock Options

As of February 3, 2007, we had outstanding vested options to purchase 565,037 shares of common stock at a weighted average exercise price of $1.53 per share, and outstanding unvested options to purchase 253,067 shares of common stock at a weighted average price of $21.36 per share. The per share value of each share of common stock underlying the vested and unvested options, based on the difference between the exercise price per option and the estimated fair market value of the shares at the dates of the grant of the options (also referred to as intrinsic value), ranges from $0 to $4.20 per share. Based on the closing price of our common stock of $39.41 per share on February 2, 2007, the intrinsic value of the options outstanding on February 3, 2007 was $26.1 million, of which $21.4 million related to vested options and $4.7 million related to unvested options.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We believe the following critical accounting policies describe the more significant judgments and estimates used in the preparation of the financial statements:

Revenue Recognition

While the recognition of revenue is predominantly derived from routine retail transactions and does not involve significant judgment, revenue recognition represents an important accounting policy of ours. We recognize retail sales net of sales taxes at the time the customer takes possession of the merchandise and purchases are paid for less an allowance for returns. We allow for returns up to ten days after the date of sales and the estimate for returns is based on actual observed return activity ten days after the period ends. Revenue from layaway sales is recognized when the customer has paid for and received the merchandise. Program service charges, which are non-refundable, are recognized in revenue when collected. All sales are from cash, check or major credit card company transactions.

Inventory

Inventory is stated at the lower of cost (first-in, first-out basis) or market as determined by the retail inventory method less a provision for estimated inventory shrinkage. Under the retail inventory method, the cost value of inventory and gross margins are determined by calculating a cost-to-retail ratio and applying it to the retail value of inventory. Inherent in the retail inventory calculation are certain significant management judgments and estimates, including, among others, merchandise markups, markdowns and shrinkage, which impact the ending inventory valuation at cost as well as resulting gross margins. We estimate shrinkage for the period between the last physical count and the balance sheet date. The estimate for the shrinkage reserve can be affected by changes in actual shrinkage trends. We believe the first-in, first-out retail inventory method results in an inventory valuation that is fairly stated. Many retailers have arrangements with vendors that provide for rebates and allowances under certain conditions, which ultimately affect the value of the inventory. We do not generally enter into such arrangements with our vendors.

Property and Equipment, net

We have a significant investment in property and equipment. Property and equipment are stated at cost less accumulated depreciation. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation and amortization are computed using the straight-line method over the lesser of the estimated useful lives (primarily three to five years for computer equipment and furniture, fixtures and equipment, five years for leasehold improvements and fifteen years for buildings) of the related assets or the relevant lease term, whichever is shorter. Any reduction in these estimated useful lives would result in a higher annual depreciation expense for the related assets.

Impairment of Long-Lived Assets

We continually evaluate whether events and changes in circumstances warrant revised estimates of the useful lives or recognition of an impairment loss for long-lived assets. Future adverse changes in market and legal conditions, or poor operating results of underlying assets could result in losses or an inability to recover the carrying value of the long-lived asset, thereby possibly requiring an impairment charge in the future. If facts and circumstances indicate that a long-lived asset, including property and equipment, may be impaired, the carrying value is reviewed. If this review indicates that the carrying value of the asset will not be recovered as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value. Impairment losses in the future are dependent on a number of factors such as site selection and general economic trends, and thus could be significantly different from historical results. To the extent our estimates for net sales, gross profit and store expenses are not realized, future assessments of recoverability could result in impairment charges.

Stock-Based Compensation

We adopted SFAS No. 123 (revised 2004) “Share-Based Payment,” or SFAS No. 123R, during the first quarter of fiscal 2006. SFAS No. 123R requires the measurement and recognition of compensation expense for all stock-based awards made to employees based on estimated fair value of the award. The determination of the fair value of our stock options on the date of grant using an option-price model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. The fair values of options and shares issued pursuant to the stock based compensation plans at each grant date were estimated using the Black-Scholes Merton option pricing model. If factors change and we employ different assumptions in the application of SFAS No. 123R in future periods, the compensation expense recorded under SFAS No. 123R may differ significantly from the amount recorded in the current period.

Operating Leases

We lease all of our store properties and one of our distribution centers and account for the leases as operating leases in accordance with SFAS No. 13, “Accounting for Leases.” Many lease agreements contain tenant improvement allowances, rent holidays, rent escalation clauses and/or contingent rent provisions. For purposes of recognizing incentives and minimum rental expenses on a straight-line basis over the terms of the leases, we use the date of initial possession to begin amortization, which is generally when we enter the space and begin to make improvements in preparation of intended use.

For scheduled rent escalation clauses during the lease terms or for rental payments commencing “rent holidays” at a date other than the date of initial occupancy, we record minimum rental expenses on a straight-line basis over the terms of the leases. For tenant improvement allowances we record a deferred rent liability on the balance sheets and amortize the deferred rent over the terms of the leases.

Certain leases provide for contingent rents that are not measurable at inception. These contingent rents are primarily based on a percentage of sales that are in excess of a predetermined level. These amounts are excluded from minimum rent and are included in the determination of total rent expense when it is probable that the expense has been incurred and the amount is reasonably estimable.

Accounting for Income Taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” The computation of income taxes is subject to estimation due to the judgment required and the uncertainty related to the recoverability of deferred tax assets or the outcome of tax audits. We adjust our income tax provision in the period it is determined that actual results will differ from its estimates. Tax law and rate changes are reflected in the income tax provision in the year in which such changes are enacted.

The above listing is not intended to be a comprehensive list of all our accounting policies. In many cases the accounting treatment of a particular transaction is specifically dictated by U.S. generally accepted accounting principles, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Recent Accounting Pronouncements

In September 2006, the Commission released Staff Accounting Bulletin, or SAB, 108, providing interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. Based on this guidance, the Commission staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The implementation of SAB 108 did not have a material impact on our results of operations, cash flows and financial position.

In June 2006, the Emerging Issues Task Force, or EITF, ratified EITF Issue 06-3, “How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” A consensus was reached that entities may adopt a policy of presenting taxes in the income statement on either a gross or net basis. An entity should disclose its policy of presenting taxes and the amount of any taxes presented on a gross basis should be disclosed, if significant. The guidance is effective for periods beginning after December 15, 2006. We present sales net of sales taxes. EITF 06-3 will not impact the method for recording these sales taxes in our Financial Statements.

In September 2006, the Financial Accounting Standards Board, or FASB, issued SFAS No. 157, “Fair Value Measurements,” or SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS No. 157 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the standard, but do not expect it to have a material impact on our financial statements upon adoption.

On February 4, 2007 we adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109,” or FIN 48. FIN 48 requires that each tax position be reviewed and assessed with recognition and measurement of the tax benefit based on a “more-likely-than-not” standard with respect to the ultimate outcome, regardless of whether this assessment is favorable or unfavorable. We have completed our review and assessment of all tax positions and in the quarter ended May 5, 2007 recorded a net benefit to retained earnings and a decrease to current liabilities of approximately $300,000 in accordance with the new accounting rule.

We file income tax returns in U.S. Federal and state jurisdictions and are subject to examinations by the IRS and other taxing authorities. As of May 5, 2007, there are no benefits taken on our income tax returns that do not qualify for financial statement recognition under FIN 48.

Under FIN 48, if a tax position does not meet the minimum statutory threshold to avoid payment of penalties and interest, a company is required to recognize an expense for the amount of the interest and penalty in the period in which the company claims or expects to claim the position on its tax return. For financial statement purposes, FIN 48 allows companies to elect whether to classify such charges as either income tax expense or another expense classification. Should such expense be incurred in the future, we will classify such interest as a component of interest expense and penalties as a component of income tax expense.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to financial market risks related to changes in interest rates connected with our revolving lines of credit, which bear interest at variable rates. We cannot predict market fluctuations in interest rates. As a result, future results may differ materially from estimated results due to adverse changes in interest rates or debt availability. A hypothetical 100 basis point increase in prevailing market interest rates would not have materially impacted our financial position, results of operations or cash flows for fiscal 2006. We do not engage in financial transactions for trading or speculative purposes, and have not entered into any interest rate hedging contracts.

We source all of our product from apparel markets in the United States in U.S. Dollars and, therefore, are not subject to fluctuations in foreign currency exchange rates. We have not entered into forward contracts to hedge against fluctuations in foreign currency prices.

In June 2005 we began investing excess cash in auction rate securities. These securities are highly liquid, variable-rate debt securities. While the underlying security has a long-term nominal maturity, the interest rate is reset through “Dutch auctions” that are typically held every 35 days, creating a short-term instrument. Due to the short-term nature of these investments, we believe that we do not have material exposure to changes in the fair value of our investments as a result of changes in interest rates. Declines in interest rates, however, will reduce future investment income. We do not enter into investments for trading or speculative purposes.

Business

We are a rapidly growing, value-priced retailer of urban fashion apparel and accessories for the entire family. We offer quality, branded products from nationally recognized brands, as well as private label products and a limited assortment of home décor items. Our merchandise offerings are designed to appeal to the preferences of fashion conscious consumers, particularly African-Americans. We believe that we provide our merchandise at compelling values. Our goal is to provide nationally recognized branded merchandise at 20% to 60% discounts to department and specialty stores’ regular prices. Our stores average approximately 9,700 square feet of selling space and are typically located in neighborhood shopping centers that are convenient to low-to-moderate-income customers. When we began operations our stores were located solely in the Southeast, and in recent years we have expanded into the Mid-Atlantic and Midwest regions and Texas. As of May 29, 2007, we operated 295 stores in both urban and rural markets in 17 states. In fiscal 2005, we opened 36 new stores and in fiscal 2006, we opened 42 new stores. We opened 18 new stores in the first quarter of fiscal 2007, reaching a total store count of 295 at the end of the quarter. For the remainder of fiscal 2007, we expect to open an additional 28 to 30 new stores bringing the expected store count at the end of the fiscal year to 323 to 325. We expect that approximately 90% of the total new stores that we intend to open in fiscal 2007 will be located in states in which we are currently located.

Our predecessor, Allied Department Stores, was founded in 1946 and grew into a chain of family apparel stores operating in the Southeast. In 1999, our chain of stores, then consisting of 85 stores throughout the Southeast, was acquired by Hampshire Equity Partners II, L.P., a private equity firm. Following the acquisition by Hampshire Equity Partners II L.P., our management team implemented several strategies to refocus us on the growing urban market and improve our operating and financial performance, including:

•       focusing our merchandise offerings on more urban fashion apparel for the entire family, with greater emphasis on nationally recognized brands;

•       accelerating and completing the remodeling of virtually all of the 85 stores acquired in 1999 to create a more appealing shopping environment;

•       refining our new store model and implementing a real estate approach focused on locating stores in low-to-moderate-income neighborhoods close to our core customers;

•       rebranding our stores and our company to Citi Trends in order to convey more effectively our positioning to consumers;

•       investing in infrastructure to support growth, including opening an additional distribution center and installing new point of sale systems in all of our stores; and

•       implementing an aggressive growth strategy, including entering several new markets such as Baltimore, Cincinnati, Dallas, Houston, Louisville, Miami, Norfolk, Washington, D.C. and, most recently, Dayton, Indianapolis, St. Louis and Tulsa.

Industry

According to NPD Fashionworld, a division of the NPD Group, or NPD, a nationally recognized firm that specializes in apparel research, based on Consumer Panel Estimated Data, retail sales of off-price apparel totaled $14.3 billion, representing 7.5% of the overall retail apparel sales in the U.S. in 2006. The off-price apparel market is dominated by large format, national apparel companies, such as TJX Companies, Burlington Coat Factory and Ross Stores. Our management believes that these retailers generally target more affluent consumers and seek to achieve high volumes by serving the fashion needs of a broad segment of the population. Mass merchants and general merchandise discount retailers, such as Wal-Mart and Kmart, also offer apparel at reduced prices, but we believe that they generally focus on basic apparel and are less fashion oriented. As a result, we believe there is significant demand for a value retailer that addresses the market of low-to-moderate-income consumers generally and, particularly, African-American and other minority consumers who seek value-priced, urban fashion apparel and accessories. We believe this market benefits from several favorable characteristics, including:

Growing Market with Favorable Demographics.   Based on U.S. Census Bureau data, the non-white U.S. population, including Hispanics, as of July 1, 2006 was approximately 33.6% of the U.S. population versus approximately 20% in 1980. According to U.S. Census Bureau data, this percentage is estimated to increase to approximately 35% by 2010. African-Americans represented 12.8% of the population as of July 1, 2006, which is expected to increase to 13.1% in 2010, based upon U.S. Census Bureau data.

Significant Spending on Apparel.   According to the Selig Center for Economic Growth at The University of Georgia, the combined U.S. buying power of non-whites grew from $454.3 billion in 1990 to approximately $956.4 billion in 2000. During that period, buying power for African-Americans grew from $318.1 billion to $590.2 billion and is estimated by the Selig Center to grow approximately 70% to $1.0 trillion in 2010.

We believe our core customers are more fashion oriented, which results in a greater propensity to purchase apparel. According to U.S. Department of Labor statistics for 2005, African-Americans spent 5.0% of their annual pre-tax income on apparel and related products and services, compared to 3.2% for the U.S. population as a whole.

Expansion of Urban Apparel Brands.   In recent years, a series of nationally recognized urban brands, often associated with hip-hop and rap musicians, has emerged and gained significant popularity. These brands offer distinctive, urban apparel designed to appeal to African-American consumers, as well as to the broader population. Sales from 13 national urban apparel brands tracked by NPD totaled approximately $2.1 billion in 2006.

Company Strengths and Strategies

Our goal is to be the leading value-priced retailer of urban fashion apparel and accessories. We believe the following business strengths differentiate us from our competitors and are important to our success:

Focus on Urban Fashion Mix.   We focus our merchandise on urban fashions, which we believe appeals to our core customers. We do not attempt to dictate trends, but rather devote considerable effort to identifying emerging trends and ensuring that our apparel assortment is considered timely and fashionable in the urban market. Our merchandising staff tests new merchandise before reordering and actively manages the mix of brands and products in our stores to keep our offering fresh and minimize markdowns.

Superior Value Proposition.   As a value-priced retailer, we seek to offer top quality, fashionable merchandise at compelling prices. We seek to provide nationally recognized brands at 20% to 60% discounts to department and specialty stores’ regular prices. We also offer products under our proprietary brands such as “Citi Steps™,” “Diva Blue™” and “Urban Sophistication™.” These private labels enable us to expand our product selection, offer fashion merchandise at lower prices and enhance our product offerings.

Merchandise Mix that Appeals to the Entire Family.   We merchandise our stores to create a destination environment capable of meeting the fashion needs of the entire value-conscious family. Each store offers a wide variety of products for men and women, as well as infants, toddlers, boys and girls. Our stores feature sportswear, dresses, plus-sized apparel, outerwear, footwear and accessories, as well as a limited assortment of home décor items. We believe that the breadth of our merchandise distinguishes our stores from many competitors that offer urban apparel primarily for women, and reduces our exposure to fashion trends and demand cycles in any single category.

Strong and Flexible Sourcing Relationships.   We maintain strong sourcing relationships with a large group of suppliers. We have purchased merchandise from more than 1,000 vendors in the past 12 months. Purchasing is controlled by our 20-plus member buying team located at our Savannah, Georgia headquarters, our buying offices in Los Angeles, California and in New York, New York, that has on average more than 20 years of retail experience. We purchase merchandise through planned programs with vendors at reduced prices and opportunistically through close-outs, with the majority of our merchandise purchased for the current season and a limited quantity held for sale in future seasons. To foster our vendor relationships, we pay vendors promptly and do not ask for typical retail concessions such as promotional and markdown allowances or delivery concessions such as drop shipments to stores.

Attractive Fashion Presentation and Store Environment.   We seek to provide a fashion-focused shopping environment that is similar to a specialty apparel retailer, rather than a typical off-price store. Products from nationally recognized brands are prominently displayed by brand, rather than by size, on dedicated, four-way fixtures featuring multiple sizes and styles. The remaining merchandise is arranged on hanging racks. The stores are carpeted and well-lit, with most featuring a sound system that plays urban adult and urban contemporary music throughout the store. Nearly all of our stores have either been opened or remodeled in the past seven years.

Highly Profitable Store Model.   We operate a proven and efficient store model that delivers strong cash flow and store level return on investment. We locate stores in high traffic strip shopping centers that are convenient to low- and moderate-income neighborhoods. We generally utilize previously occupied store sites. This approach enables us to obtain attractive rents for our store sites. Similarly, our advertising expenses are low as we do not rely on promotion-driven sales but rather seek to build our reputation for value through everyday low prices. At the same time, from an investment perspective, we seek to design stores that are inviting and easy to shop, while limiting startup and fixturing costs. As a result, our stores have generated rapid payback of investments, typically within 12 to 14 months.

Growth Strategy

Our growth strategy is to open stores in new and existing markets, as well as to increase sales in existing stores. Adding stores in the markets we currently serve often enables us to benefit from enhanced name recognition and achieve advertising and operating synergies. In fiscal 2005, we opened 36 new stores, and entered the Cincinnati, Ohio, Dallas, Texas, Louisville, Kentucky, and Miami, Florida markets. In fiscal 2006, we opened 42 new stores and entered the Dayton, Ohio, Indianapolis, Indiana and St. Louis, Missouri markets. We opened 18 new stores in the first quarter of fiscal 2007, reaching a total store count of 295 at the end of the quarter. These new stores were located in states in which we are currently located, except for one store opened in Tulsa, Oklahoma. For the remainder of fiscal 2007, we expect to open an additional 28 to 30 new stores bringing the expected store count at the end of the fiscal year to 323 to 325. We expect that approximately 90% of the total new stores that we intend to open in fiscal 2007 will be located in states in which we are currently located.

We intend to increase comparable store sales by increasing the assortment and amount of inventory in existing merchandise categories. We also intend to increase comparable store sales through the expansion of adjacent product categories.

Store Operations

Store Format.   The average selling space of our existing 295 stores is approximately 9,700 square feet, which allows us the space and flexibility to departmentalize our stores and provide directed traffic patterns. New stores opened since the beginning of fiscal 2004 average approximately 11,000 square feet of selling space, which is larger than our historical store base. As a result of these new stores, as well as due to the remodeling and expansion of existing stores, the average square footage of selling space per store has increased from approximately 7,600 at the end of fiscal 2002 to its current level.

We arrange our stores in a racetrack format with women’s sportswear, our most attractive and fashion-current merchandise, in the center of each store, and complementary categories adjacent to those items. Men’s and boys’ apparel is displayed on one side of the store, while dresses, footwear and accessories are displayed on the other side. Merchandise for infants, toddlers and girls is displayed along the back of the store. Impulse items, such as jewelry and sunglasses, are featured near the checkout area. Products from nationally recognized brands are prominently displayed on four-way racks at the front of each department. The remaining merchandise is displayed on hanging racks and occasionally on table displays. Large hanging signs identify each category location. The unobstructed floor plan allows the customer to see virtually all of the different product areas from the store entrance and provides us the flexibility to easily expand and contract departments in response to consumer demand, seasonality and merchandise availability. Virtually all of our inventory is displayed on the selling floor. Prices are clearly marked and often have the comparative retail-selling price noted on the price tag.

Store Management.   Store operations are managed by our Senior Vice President of Store Operations, four regional managers and 34 district managers, each of whom typically manages four to thirteen stores. Our typical store is staffed with a store manager, two or three assistant managers and seven to eight part-time sales associates, all of whom rotate work days on a shift basis. District managers and store managers participate in a bonus program based on achieving predetermined levels of sales and profits. The district managers also participate in bonus programs based on achieving targeted payroll costs. Our regional managers participate in a bonus program based on a rollup of the district managers’ bonuses. The assistant managers and sales associates are compensated on an hourly basis with incentives. Moreover, we recognize individual performance through internal promotions and provide extensive opportunities for advancement, particularly given our rapid growth.

We place significant emphasis on loss prevention in order to control inventory shrinkage. Our initiatives include electronic tags on all of our products, training and education of store personnel on loss prevention issues, digital video camera systems, alarm systems and motion detectors in the stores. We also capture extensive point-of-sale data and maintain systems that monitor returns, voids and employee sales, and produce trend and exception reports to assist in identifying shrinkage issues. We have a centralized loss prevention team that focuses exclusively on implementation of these initiatives and specifically on stores that have experienced above average levels of shrinkage. We also maintain an independent, third party administered 1-800 Stop line for reporting shrinkage concerns and any other employee concerns.

Employee Training.   Our employees are critical to achieving our goals, and we strive to hire employees with high energy levels and motivation. We have well-established store operating policies and procedures and an extensive 90-day in-store training program for new store managers and assistant managers. Our sales associates also participate in a 30-day customer service and store procedures training program, which is designed to enable them to assist customers in a friendly, helpful manner.

Layaway Program.   We offer a layaway program that allows customers to purchase merchandise by initially paying a 20% deposit together with a $2.00 service charge. The customer then makes additional payments every two weeks and has 60 days within which to complete the purchase. If the purchase is not completed, the customer receives a merchandise credit for amounts paid less a $5.00 re-stocking fee and service charge. Sales under our layaway program accounted for approximately 8% of our total net sales in fiscal 2006.

Store Economics.   We believe we benefit from attractive store-level economics. The average unit investment for the 51 stores we opened since the beginning of fiscal 2005 which have operated for at least 12 months, including leasehold improvements, equipment, fixturing, cost of inventory to stock the store (net of accounts payable) and pre-opening store expenses, was approximately $320,000. These 51 stores generated average sales in excess of $1.6 million and average store operating profit margin (based on store operating revenue less cost of sales and store operating expenses which is comprised of payroll, occupancy, depreciation, advertising and other operating costs) of more than 19% during their first twelve months of operation.

Site Selection.   Cost-effective store locations are an important part of our profitability model. Accordingly, we look for second and third use store locations that offer attractive rents, but also meet our demographic and economic criteria. We have a dedicated real estate management team responsible for new store site selection. In selecting a location, we target both urban and rural markets. Demographic criteria used in site selection include concentrations of our core consumers. In addition, we require convenient site accessibility, as well as strong co-tenants, such as food stores, dollar stores, rent-to-own stores and other apparel stores.

Shortly after we sign a new store lease, our store construction department prepares the store by installing fixtures, signs, dressing rooms, checkout counters, cash register systems and other items. Once we take possession of a store site, we can open the store within approximately three to four weeks.

Store Locations

As of May 29, 2007, we operated 295 stores located in 17 states. Our stores average approximately 9,700 square feet of selling space and are typically located in neighborhood strip shopping centers and downtown business districts that are convenient to low- to moderate-income customers. Originally our stores were located in the Southeast, but in recent years we have expanded into the Mid-Atlantic and the Midwest regions and Texas. We have no franchising relationships and all of our stores are company-operated.

All existing 295 stores, totaling approximately 3.2 million gross square feet and 2.8 million selling square feet, are leased under operating leases. Additionally, as of May 29, 2007, we have signed leases for 11 new stores to be opened during fiscal 2007 aggregating approximately 133,000 total gross square feet. The typical store lease is for five years with an option to extend the lease term for an additional five-year period, and all but one lease require us to pay percentage rent and increases in specified site-related charges. Nearly all store leases provide us the right to cancel following an initial three-year period in the event the store does not meet pre-determined sales levels. The table below sets forth the number of stores in each of these 17 states and the specific markets within each such state in which we operated at least two stores as of May 29, 2007:

Alabama—22
Birmingham—4
Montgomery—2
Mobile—3
Single store locations—13
Arkansas—7
Little Rock—3
Single store locations—4
Florida—23
Jacksonville—4
Orlando—3
Tampa—2
Tallahassee—2
Single store locations—12
Georgia—51
Albany—2

Atlanta—9
Augusta—3
Macon—3
Savannah—2
Single store locations—32
Indiana—4
Indianapolis—3
Single store locations—1
Kentucky—3
Louisville—2
Single store locations—1
Louisiana—26
Baton Rouge—3
Monroe—2
Shreveport—3
Single store locations—18
Maryland—4
Baltimore—3
Single store locations—1
Mississippi—20
Jackson—2
Single store locations—18
Missouri—2
Single store locations—2
North Carolina—32
Charlotte—3
Durham—2
Fayetteville—2
Greensboro—2
Winston-Salem—2
Single store locations—21
Ohio—8
Columbus—2
Dayton—2
Single store locations—4
Oklahoma—1
Single store locations—1
South Carolina—35
Charleston—2
Columbia—3
Orangeburg—2
Single store locations—28
Tennessee—12
Memphis—7
Nashville—2
Single store locations—3
Texas—29
Dallas-Fort Worth—5
Houston—11
Single store locations—13

Virginia—16
Norfolk—7
Richmond—4
Single store locations—5

Support Center Facilities

We own an approximately 170,000 square-foot facility located on Fahm Street in Savannah, Georgia, which serves as our headquarters and one of our three distribution centers. We currently lease the land and building for our approximately 70,000 square foot distribution center located on Coleman Boulevard in Savannah, Georgia. The lease for this distribution center expires in September 2007, with options to renew for up to two more years. We own an approximately 286,500 square-foot facility in Darlington, South Carolina, which serves as a distribution center. In addition, we currently lease a 1,200 square-foot office in New York City and a 1,100 square-foot office in Los Angeles, which are used for buyer operations and meetings with vendors. We are in the process of expanding our Darlington, South Carolina distribution center which will double the square footage at the center and which expansion is expected to be completed in fiscal 2008. We expect this expansion will support our growth plans through 2010.

Product Merchandising and Pricing

Products.   Our merchandising policy is to offer high quality, branded products at attractive prices for the entire value-conscious family. We seek to maintain a diverse assortment of first quality, in-season merchandise that appeals to the distinctive tastes and preferences of our core customers. Approximately 45% of our net sales are typically represented by nationally recognized brands that we purchase from approximately 30 to 50 vendors. The remaining percentage of our net sales is represented mostly by less recognized brands and also by private label products under our proprietary brands such as “Citi Steps™,” “Diva Blue™” and “Urban Sophistication™.” Our private label products enable us to expand product selection, offer merchandise at lower prices and enhance our product offerings.

Our merchandise includes apparel, accessories and home décor. Within apparel, we offer men’s, women’s, which includes dresses, sportswear and plus-sized offerings, and children’s, which includes offerings for infants, toddlers, boys and girls. We also offer accessories, which includes intimate apparel, handbags, hats, jewelry, footwear, toys, belts and sleepwear, as well as a limited assortment of home décor, which includes giftware, lamps, pictures, mirrors and figurines.

The following table sets forth our approximate merchandise assortment by classification as a percentage of net sales for fiscal 2006, fiscal 2005 and fiscal 2004.

	Percentage of Net Sales
	2006	2005	2004
Women’s	36%	38%	38%
Children’s	26%	25%	27%
Men’s	22%	22%	21%
Accessories	14%	13%	13%
Home décor	2%	2%	1%

Pricing.   We purchase our merchandise at attractive prices and mark prices up less than department or specialty stores. We seek to provide nationally recognized brands at prices 20% to 60% below regular retail prices available in department stores and specialty stores, and to provide a product offering that validates both our value and fashion positioning to our consumers. We also consider the price-to-value relationships of our non-branded products to be strong. Our basic pricing strategy is everyday low prices. The discount from the suggested retail price is usually reflected on the price tag. We review each department in our stores at least monthly for possible markdowns based on sales rates and fashion seasons to promote faster turnover of inventory and to accelerate the flow of current merchandise.

Sourcing and Allocation

Our merchandising department oversees the sourcing and allocation of merchandise to our stores, which allows us to utilize volume purchase discounts and maintain control over our inventory. We source our merchandise from over 1,000 vendors, consisting of domestic manufacturers and importers. For both fiscal 2005 and fiscal 2006, no vendor represented over 9% of our net sales. Our President and Chief Merchandising Officer supervises our 27 member planning and allocation team, as well as our buying team which is comprised of four merchandise managers and 23 buyers.

Our buyers have on average more than 20 years of experience in the retail business and have developed long-standing relationships with many of our vendors, including those controlling the distribution of branded apparel. Our buyers, who are based in Savannah, Georgia, Los Angeles, California, and New York, New York, travel regularly to the major United States apparel markets, visiting major manufacturers and attending national and regional apparel trade shows, including urban-focused trade shows.

Our buyers purchase merchandise in styles, sizes and quantities to meet inventory levels developed by our planning staff. We work closely with our suppliers and are able to differentiate ourselves by our willingness to purchase less than a full assortment of styles, colors and sizes and by our policy of paying promptly and not asking for typical retail concessions, such as promotional and markdown allowances. Our purchasing department utilizes several buying techniques that enable us to offer to consumers branded and other merchandise at everyday low prices. The majority of the nationally recognized branded products we sell are purchased in-season and represent vendors’ excess inventories resulting from production or retailer order cancellations. We generally purchase later in the merchandising buying cycle than department and specialty stores. This allows us to take advantage of imbalances between retailers’ demands for specific merchandise and manufacturers’ supply of that merchandise. We also purchase merchandise from some vendors in advance of the selling season at reduced prices. We purchase merchandise on an opportunistic basis, which we then store as “pack and hold” for sale three to nine months later. Where possible, we seek to purchase items based on style or color in limited quantities on a test basis with the right to reorder as needed. Finally, we purchase private label merchandise that we source to our specifications.

As is customary in the industry, we do not enter into long-term contracts with any of our suppliers. While we believe we may encounter delays if we change suppliers, we believe alternate sources of merchandise for all product categories are available at comparable prices.

We allocate merchandise across our store base according to store-level demand. Our merchandising staff utilizes a centralized management system to monitor merchandise purchasing, allocation and sales in order to maximize inventory turnover, identify and respond to changing product demands and determine the timing of markdowns to our merchandise. Our buyers also regularly review the age and condition of our merchandise and manage both the reordering and clearance processes. In addition, our merchandising team communicates with our regional, district and store managers to ascertain regional and store-level conditions and to better ensure that our product mix meets our consumers’ demands in terms of quality, fashion, price and availability.

We accept payment from our customers for merchandise at time of sale. Payments are made to us by cash, check, Visa™ or Mastercard™. We do not extend credit terms to our customers.

Advertising and Marketing

Our advertising goal is to build the “Citi Trends” brand and promote consumers’ association of the “Citi Trends” brand with value, quality, fashion and everyday low prices. We generally focus our advertising efforts during the Easter, back-to-school and Christmas seasons. This advertising consists of radio commercials on local hip-hop radio stations that highlight our brands, value and everyday low prices. We also do in-store advertising that includes window signs designated for special purposes, such as seasonal events and clearance periods, and taped audio advertisements co-mingled with in-store music programs. Signs change in color, quantity and theme every three to six weeks. For store grand openings and significant remodels, we typically seek to create community awareness and consumer excitement through radio advertising preceding and during the grand opening and by creating an on-site event with local radio personalities broadcasting from the new location. We also distribute promotional items such as gift certificates and shopping sprees in connection with our grand openings and significant remodels.

Our marketing efforts center on promoting our everyday low prices and on demonstrating the strong price-to-value relationship of our products to our consumers. We do not utilize promotional advertising. Merchandise is priced so that our competition rarely has lower prices. In the limited situations where our competition offers the same merchandise at a lower price, we will match the price.

Distribution

All merchandise sold in our stores is shipped directly from our distribution centers in Savannah, Georgia or our distribution center in Darlington, South Carolina.

We generally ship merchandise from our Savannah, Georgia and Darlington, South Carolina distribution centers to our stores daily. We utilize United Parcel Service, Inc. and FedEx Corporation to ship merchandise to our stores. The two distribution centers in Savannah, Georgia have a combined square footage of approximately 240,000 square feet, including approximately 20,000 square feet of office space. Our Darlington, South Carolina facility has approximately 286,500 square feet. We are in the process of expanding our Darlington, South Carolina distribution center which expansion is expected to be completed in fiscal 2008 and which will double the square footage at the facility. We expect this expansion will support our growth plans through 2010.

Information Technology and Systems

We have information systems in place to support each of our business functions. We purchased our enterprise software from Island Pacific, a primary software provider to the retail industry. Our computer platform is an IBM AS400. The Island Pacific software supports the following business functions: purchasing, purchase order management, price and markdown management, distribution, merchandise allocation, general ledger, accounts payable and sales audit.

Our stores use point-of-sale software from DataVantage, a division of MICROS Systems, Inc., to run the store’s cash registers. The system uses bar code scanners at checkout to capture item sales. It also supports end-of-day processing and automatically transmits sales and transaction data to Savannah soon after the close of business. Additionally, the software supports store time clock and payroll functions. To facilitate the marking down and re-ticketing of merchandise, employees in our stores use hand-held scanners that read the correct item price and prepare new price tickets for merchandise. Our DataVantage software also enables us to sort and review transaction data and generate exception and other database reporting to assist in loss prevention.

We believe that our information systems, with upgrades and updates over time, are adequate to support our operations for the foreseeable future.

Competition

The markets we serve are highly competitive. The principal methods of competition in the retail business are fashion, assortment, pricing and presentation. We believe we have a competitive advantage in our offering of fashionable brands at everyday low prices. We compete against a diverse group of retailers including national off-price retailers, mass merchants, smaller specialty retailers and dollar stores. The off-price retail companies with which we compete include TJX Companies, Burlington Coat Factory and Ross Stores. In particular, TJX Companies’ A.J. Wright stores target moderate income consumers and Ross Stores has a similar concept targeting lower income consumers, called “dd’s DISCOUNTS.” We believe our strategy of appealing to African-American consumers and offering urban apparel products allows us to compete successfully with these retailers. We also believe we offer a more inviting store format than the off-price retailers, including our use of carpeted floors and more prominently displayed brands. We also compete with a group of smaller specialty retailers that only sell women’s products, such as Rainbow, Dots™, It’s Fashions! and Simply Fashions™. Our mass merchant competitors include Wal-Mart and Kmart. These chains do not focus on fashion apparel and, within their apparel offering, lack the urban focus that we believe differentiates our offering and appeals to our core customers. Similarly, while some of the dollar store chains offer apparel, they typically offer a more limited selection focused on basic apparel needs. As a result, we believe there is significant demand for a value retailer that addresses the market of low- to moderate-income consumers generally and, particularly, African-American and other minority consumers who seek value-priced, urban fashion apparel and accessories. See “Risk Factors” elsewhere in this prospectus supplement for more information.

Intellectual Property

We regard our trademarks and service marks as having significant value and as being important to our marketing efforts. We have registered the “Citi Trends” trademark with the U.S. Patent and Trademark Office on the Principal Register as both a trademark for retail department store services and as a trademark for clothing. We have also registered the following trademarks with the U.S. Patent and Trademark Office on the Principal Register: “Citi Club,” “Citi Express,” “Citi Knights,” “Citi Nite,” “Citi Steps,” “Citi Trends Fashion for Less,” “Citi Women,” “CT Sport,” “Diva Blue,” “Lil Citi Man,” “Lil Ms Hollywood,” “Univer Soul,” “Urban Sophistication” and “Vintage Harlem.” Our policy is to pursue registration of our marks and to oppose vigorously infringement of our marks.

Seasonality

The nature of our business is seasonal. Historically, our sales in the first and fourth quarters have been higher than our sales achieved in the second and third quarters of the fiscal year, due to the importance of the Spring selling season, which includes Easter, and the Fall selling season, which includes Christmas. Expenses, and to a greater extent, operating income, vary by quarter. During the third and fourth quarters of our fiscal year, we must order and keep in stock significantly more merchandise than during the other two quarters of our fiscal year in order to prepare for the Spring and Fall selling seasons. This seasonality makes our business more susceptible to the risk that our inventory will not satisfy actual consumer demand. Any unanticipated demand imbalances during these peak shopping seasons could require us to sell excess inventory at a substantial markdown or fail to satisfy our consumers. Results of a period shorter than a full year may not be indicative of results expected for the entire year. Furthermore, the seasonal nature of our business may affect comparisons between periods. See “Risk Factors” elsewhere in this prospectus supplement for more information.

Employees

As of May 29, 2007, we had approximately 1,600 full-time and approximately 2,300 part-time employees. Of these employees, approximately 3,400 are employed in our stores and the remainder are employed in our distribution centers and corporate offices. We are not a party to any collective bargaining agreements, and none of our employees is represented by a labor union. We believe our relations with our employees are good.

Legal Proceedings

We are from time to time involved in various legal proceedings incidental to the conduct of our business, including claims by our customers, employees or former employees. While litigation is subject to uncertainties and the outcome of any litigated matter is not predictable, we are not aware of any legal proceedings pending or threatened against us that we expect to have a material adverse effect on our business, financial condition or results of operation.

Management

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors and their ages:

Name	Age	Position
R. Edward Anderson	57	Chief Executive Officer and Chairman of the Board
George A. Bellino	59	President and Chief Merchandising Officer
Bruce D. Smith	48	Senior Vice President and Chief Financial Officer
Ivy D. Council	50	Senior Vice President of Human Resources
James A. Dunn	50	Senior Vice President of Store Operations
John S. Lupo	60	Director
Patricia M. Luzier	57	Director
Lawrence E. Hyatt	52	Director

The following sets forth biographical information for our officers and directors.

R. Edward Anderson. Mr. Anderson has served as our Chief Executive Officer and as a director since December 2001. He has served as Chairman of our board of directors since May 2006. Prior to his current responsibilities, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Variety Wholesalers, our previous parent company, from December 1997 to December 2001. From 1978 to 1994, Mr. Anderson served as Chief Financial Officer of Rose’s Stores, Inc., a discount retailer. In August 1994, Mr. Anderson was promoted to Chief Executive Officer of Rose’s Stores, Inc. and served in this position until December 1997. Mr. Anderson also served as the Chairman of the board of directors of Rose’s Stores, Inc. from August 1994 to December 1997.

George A. Bellino. Mr. Bellino has served as our President and Chief Merchandising Officer since December 2001 and served as a director from April 1999 to May 2005. Mr. Bellino served as our Chief Executive Officer and President from April 1999 to December 2001. From January 1997 to March 1999, Mr. Bellino served as President of our predecessor company, Allied Department Stores. From June 1992 to December 1996, Mr. Bellino served as the Vice President of Merchandising at Pennsylvania Fashions, a privately held off-price apparel chain. From June 1990 to October 1991, Mr. Bellino served as President of General Textiles/ Family Bargain Center, a retail apparel chain.

Bruce D. Smith. Mr. Smith has served as our Senior Vice President and Chief Financial Officer since April 2, 2007. From March 2005 to March 2007, Mr. Smith served as Executive Vice President, Chief Financial Officer and Treasurer of Hancock Fabrics, Inc., a specialty retailer of fabrics and related accessories, and served as the Senior Vice President, Chief Financial Officer and Treasurer of Hancock Fabrics, Inc. from 1997 until March 2005. On March 21, 2007, Hancock Fabrics, Inc., filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. From 1991 to 1996, Mr. Smith served as Executive Vice President and Chief Financial Officer of Fred’s, Inc. From 1980 to 1991, Mr. Smith was a Senior Manager with Price Waterhouse (now PricewaterhouseCoopers LLP). Mr. Smith is a Certified Public Accountant.

James A. Dunn. Mr. Dunn has served as our Vice President of Store Operations since April 2001 and as our Senior Vice President of Store Operations since April 2006. From January to April 2001, Mr. Dunn was our Director of Training and Development and from January 2000 to January 2001, was one of our Regional Managers. Prior to joining us, Mr. Dunn was a Store Manager at Staples from January 1999 to December 2000. Prior to that Mr. Dunn was a Regional Manager at Dress Barn, where he supervised 77 stores and 10 district sales managers.

Ivy D. Council. Ms. Council has served as our Senior Vice President of Human Resources since January 2007. From February 2006 to November 2006, Ms. Council served as Vice President of Human Resources for Baja Fresh Restaurants, a division of Wendy’s, Inc. From September 2003 to January 2006, Ms. Council served as Executive Vice President of Human Resources for Pasta Pomodoro Restaurants and director of such entity from May 2001 to December 2002. Prior to that, Ms. Council served as Senior Vice President of Human Resources for Ross Stores.

Lawrence E. Hyatt. Mr. Hyatt has served as a director since November 2006, and is a member of our audit committee, our compensation committee and our nominating and corporate governance committee. Mr. Hyatt has served as the Chief Financial Officer, Secretary and Treasurer of O’Charley’s Inc., a multi-concept restaurant company, since November 2004. Prior to that time, Mr. Hyatt had served as the Executive Vice President and Chief Financial Officer of Cole National Corporation, a specialty retailer, from 2002 to 2004, as Chief Financial and Restructuring Officer of PSINet Inc., an internet service provider, from 2000 to 2002, as Chief Financial Officer of HMS Host Corporation, a subsidiary of Autogrill S.p.A., from 1999 to 2002, and as Chief Financial Officer of Sodexho Marriott Services, Inc. and its predecessor company from 1989 to 1999.

John S. Lupo. Mr. Lupo has served as a director since May 2003, and is the Chairman of our compensation committee, as well as a member of our audit committee and our nominating and corporate governance committee. Mr. Lupo is a principal in the consulting firm Renaissance Partners, LLC, which he joined in February 2000. From November 1998 until December 1999, Mr. Lupo served as Executive Vice President of Basset Furniture. From October 1996 until October 1998, Mr. Lupo served as the Chief Operating Officer of the International Division of Wal-Mart Stores Inc., and from September 1990 until September 1996, Mr. Lupo served as Senior Vice President and General Merchandise Manager of Wal-Mart Stores Inc. Mr. Lupo currently serves as a director for Spectrum Brands (formerly known as Rayovac Corp.), and as a director of AB Electrolux.

Patricia M. Luzier. Ms. Luzier has served as a director since November 2005 and is the Chair of our nominating and corporate governance committee, as well as a member of our audit committee and our compensation committee. Ms. Luzier currently has her own private consulting business focused on human resource management, organizational development and executive coaching. Ms. Luzier was previously the Senior Vice President and Chief Administrative Officer of Cole National Corporation, a specialty retailer, from 1999 until October 2004. She served as Senior Vice President, Human Resources and Administration for HomePlace Group, Inc. from 1998 until 1999. She also served as Senior Vice President of Human Resources with Vicorp Restaurants, Inc. from 1994 until 1998. Ms. Luzier currently serves as a director for Dale Carnegie and Associates.

Each of our executive officers serves at the discretion of the board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board of Directors and Committee Composition

Our board of directors consists of four directors divided into three classes, three of which are “independent” under the rules of the Nasdaq Stock Market. The three independent directors are Messrs. Hyatt and Lupo and Ms. Luzier.

Our second amended and restated certificate of incorporation divides our board into three classes having staggered terms, with one of such classes being elected each year for a new three-year term. Class I directors have a term expiring in 2009, Class II directors have a term expiring in 2010 and Class III directors have a term expiring in 2008. Class I is comprised of Ms. Luzier. Class II is comprised of Mr. Lupo. Class III is comprised of Messrs. Anderson and Hyatt.

In connection with our initial public offering, we entered into a nominating agreement with Hampshire Equity Partners II, L.P., our largest stockholder, pursuant to which we, acting through our nominating and corporate governance committee, agreed, subject to the requirements of our directors’ fiduciary duties, that Hampshire Equity Partners II, L.P. would be entitled to designate up to two directors to be nominated for election to our board of directors as long as Hampshire Equity Partners II, L.P. (together with any of its respective successors and permitted assigns) maintains a certain ownership percentage of our common stock. After the completion of this offering, and assuming Hampshire Equity Partners sell all of their shares of our common stock covered by this prospectus supplement and do not acquire additional shares of our common stock, Hampshire Equity Partners II, L.P. will be entitled to designate one director to be nominated for election to our board of directors. If at any time Hampshire Equity Partners II, L.P. (together with any of its respective successors and permitted assigns) owns less than 15% of the shares of our common stock which it owned immediately prior to the consummation of our initial public offering, it will not have the right to nominate any directors for election to our board of directors. Notwithstanding the foregoing, as of the date of this prospectus supplement, Hampshire Equity Partners II, L.P. does not have a designee on our board of directors.

Our board of directors has established audit, compensation and nominating and corporate governance committees, each comprised solely of the independent members of the board, Messrs. Hyatt and Lupo and Ms. Luzier. Our board of directors has determined that Mr. Hyatt is an “audit committee financial expert” as defined by rules of the Commission.

Principal and Selling Stockholders

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of May 29, 2007, and as adjusted to reflect the sale of 2,135,000 shares of our common stock in this offering by selling stockholders, for the following persons:

•       each stockholder known by us to own beneficially more than 5% of our common stock;

•       each of our directors and executive officers;

•       all of our directors and executive officers as a group; and

•       each of the selling stockholders.

We have determined beneficial ownership in the table in accordance with the rules of the Commission. The columns showing numbers of shares beneficially owned include shares that may be acquired within 60 days of May 29, 2007 through the exercise of stock options. The percentage ownership of each stockholder prior to this offering is calculated by dividing (A) the number of shares shown for such stockholder prior to the offering by (B) the sum of the 13,890,914 shares of our common stock outstanding as of May 29, 2007 plus the number of shares that may be acquired by such stockholder within 60 days of May 29, 2007 through the exercise of stock options. The percentage ownership of each stockholder after this offering is calculated by dividing (A) the number of shares shown for such stockholder after this offering by (B) the sum of the 13,992,160 shares outstanding after the offering plus the number of shares that may be acquired by such stockholder within 60 days of May 29, 2007 through the exercise of stock options not including options that were exercised in this offering. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by that stockholder. Unless otherwise indicated, the address of all listed stockholders is c/o Citi Trends, Inc., 102 Fahm Street, Savannah, Georgia 31401.

Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to the Offering		Number of Shares Being Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Shares Outstanding Before the Offering	Percentage of Shares Outstanding After the Offering
5% or Greater Beneficial Owners
Hampshire Equity Partners (as defined)(1)	6,330,785		2,000,000	4,330,785	45.6%	31.0%
520 Madison Avenue
New York, NY 10022
Morgan Stanley(2)	1,865,195		–	1,865,195	13.4%	13.3%
1585 Broadway
New York, NY 10022
Capital Research and Management Company(3)	1,574,500		–	1,574,500	11.3%	11.3%
333 South Hope Street
Los Angeles, CA 90071
Directors and Executive Officers:
R. Edward Anderson	346,360	(4)	75,000	271,360	2.4%	1.9%
Chief Executive Officer and
Chairman of the Board
George A. Bellino	157,208	(5)	30,000	127,208	1.1%	*
President and Chief
Merchandising Officer

Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to the Offering		Number of Shares Being Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Shares Outstanding Before the Offering	Percentage of Shares Outstanding After the Offering
Bruce D. Smith	2,314	(6)	–	2,314	*	*
Senior Vice President and
Chief Financial Officer
Ivy D. Council	1,354	(7)	–	1,354	*	*
Senior Vice President
of Human Resources
James A. Dunn	39,249	(8)	10,000	29,249	*	*
Senior Vice President
of Store Operations
Lawrence Hyatt	1,242	(9)	–	1,242	*	*
Director
John S. Lupo	4,342	(10)	–	4,342	*	*
Director
Patricia M. Luzier	2,159	(11)	–	2,159	*	*
Director
Directors and executive officers as a group (eight persons)	554,228		115,000	439,228	3.9%	3.1%
Other Selling Stockholders:
Tracy L. Noll	69,578	(12)	20,000	49,578	*	*
Former Director

      * Denotes less than 1%.

   (1) Hampshire Equity Partners refers to Hampshire Equity Partners II, L.P., Hampshire Equity Partners Cayman D.B. II, L.P. and Hampshire Equity Partners Cayman II, L.P. Hampshire Equity Partners II, L.P. currently owns 5,419,212 shares of our common stock, and is offering to sell 1,712,019 shares in this offering. Hampshire Equity Partners Cayman D.B. II, L.P. currently owns 893,699 shares of our common stock and is offering to sell 282,334 shares in this offering. Hampshire Equity Partners Cayman II, L.P. currently owns 17,847 shares of our common stock and is offering to sell 5,647 shares in this offering. Lexington Equity Partners II, L.P. is the general partner of Hampshire Equity Partners II, L.P. Lexington Equity Partners Cayman II, L.P. is the general partner of each of Hampshire Equity Partners Cayman D.B. II, L.P. and Hampshire Equity Partners Cayman II, L.P. The general partner of each of Lexington Equity Partners II, L.P. and Lexington Equity Partners Cayman II, L.P. is Lexington Equity Partners II, Inc., which has ultimate voting and investment control over the shares of our common stock held by Hampshire Equity Partners. Ms. Tracey Rudd, an employee of an affiliate of Hampshire Equity Partners, is the President of Lexington Equity Partners II, Inc. and Mr. Gregory P. Flynn, formerly one of our directors, is the Vice President of Lexington Equity Partners II, Inc.

   (2) This information is based on a Schedule 13G/A filed on February 14, 2007. Morgan Stanley is a parent holding company with sole voting power with respect to 1,741,133 shares of our common stock and sole dispositive power with respect to 1,865,195 shares of our common stock. Morgan Stanley Investment Management Inc. is an investment adviser with sole voting power with respect to 1,680,665 shares of our common stock and sole dispositive power with respect to 1,766,865 shares of our common stock.

   (3) This information is based on a Schedule 13G/A filed on February 12, 2007. Capital Research and Management Company is deemed to be the beneficial owner of all of the shares and has sole voting power and sole dispositive power with respect to all of the shares. Smallcap World Fund, Inc. is deemed to be the beneficial owner of 1,081,502 of the shares.

   (4) Includes 29,163 shares of common stock, 310,002 options to purchase shares of common stock that are currently exercisable or will become exercisable within 60 days of May 29, 2007 and 7,195 shares of unvested restricted stock.

   (5) Includes 129,568 shares of common stock, 24,254 options to purchase shares of common stock that are currently exercisable or will become exercisable within 60 days of May 29, 2007 and 3,386 shares of unvested restricted stock.

   (6) Includes 2,314 shares of unvested restricted stock.

   (7) Includes 1,354 shares of unvested restricted stock.

   (8) Includes 37,556 options to purchase shares of common stock that are currently exercisable or will become exercisable within 60 days of May 29, 2007 and 1,693 shares of unvested restricted stock.

   (9) Includes 1,242 shares of unvested restricted stock.

(10) Includes 2,600 shares of common stock, 500 options to purchase shares of common stock that are currently exercisable or will become exercisable within 60 days of May 29, 2007 and 1,242 shares of unvested restricted stock.

(11) Includes 917 options to purchase shares of common stock that are currently exercisable or will become exercisable within 60 days of May 29, 2007 and 1,242 unvested shares of restricted stock.

(12) Includes 66,169 shares of common stock and 2,167 options to purchase shares of common stock that are currently exercisable or will become exercisable within 60 days of May 29, 2007 and 1,242 shares of unvested restricted stock. Mr. Noll served as one of our directors from July 2000 through May 30, 2007. On May 31, 2007, Mr. Noll forfeited his 1,242 shares of unvested restricted stock.

Underwriting

We and the selling stockholders have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Cowen and Company, LLC, Piper Jaffray & Co. and Wachovia Capital Markets, LLC are acting as the representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriters	Number of Shares
CIBC World Markets Corp.
Cowen and Company, LLC
Piper Jaffray & Co.
Wachovia Capital Markets, LLC
Total	2,135,000

The underwriters have agreed to purchase all of the shares offered by this prospectus supplement (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about June    , 2007 against payment in immediately available funds. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representatives have advised us and the selling stockholders that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the representatives may offer some of the shares to other securities dealers at such price less a concession of $      per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $      per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

Certain of the selling stockholders have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of 320,250 additional shares to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to the public will be approximately $         and the total proceeds to the selling stockholders will be $       . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by the selling stockholders:

	Per Share	Total Without Exercise of Over Allotment Option	Total With Fully Exercised Over Allotment Option
Selling Stockholders	$	$	$

We estimate that the total expenses of this offering payable by us, excluding the underwriting discount, will be approximately $400,000. We have agreed to bear the expenses (other than underwriting discounts and commissions) of the selling stockholders in connection with this offering.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Each of our executive officers and directors and certain other stockholders, including Hampshire Equity Partners, have agreed to a 90-day “lock-up” with respect to our shares of common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. These lock-up agreements cover approximately 4,757,304 fully diluted shares of our common stock. This means that for a period of 90 days following the date of this prospectus supplement, the lock-up period, subject to specified exceptions, such persons may not, directly or indirectly, offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp. In addition, the lock-up period may be extended in the event that (i) we release earnings or announce certain material news during the last 17 days of the lock-up period, or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings during the 16-day period beginning on the last day of the lock-up period. The restrictions in the lock-up agreements will not prevent such persons from transferring their shares or other securities in connection with distributions to such persons’ limited partners or as gifts, to members of their immediate family or to a trust for the benefit of themselves or members of their family or by will or intestacy, provided in each case, that the transferee of such shares of other securities agree to be locked-up to the same extent as the person from whom they received the shares.

We have agreed not to issue, sell or register (other than pursuant to a registration statement on Form S-8), or otherwise dispose of, directly or indirectly, any of our equity securities (or any securities convertible into, exercisable for or exchangeable for our equity securities), except for the issuance of equity securities pursuant to our 2005 Long-Term Incentive Plan, during the lock-up period without the consent of CIBC World Markets Corp. In the event that during the lock-up period, (A) any shares are issued pursuant to our 2005 Long Term Incentive Plan that are exercisable during the lock-up period (other than issuances, after the consummation of this offering, upon conversion of options outstanding as of the date of this prospectus supplement), or (B) any registration is effected on Form S-8 or on any successor form relating to shares that are exercisable during the lock-up period (other than shares issued or issuable upon conversion of options outstanding as of the date of this prospectus supplement), we have agreed to obtain the written agreement of such grantee or holder of such registered securities that, during the lock-up period, such person will not, without the prior written consent of CIBC World Markets Corp., offer for sale, sell, distribute, grant any option for the sale of, or otherwise dispose of, directly or indirectly, or exercise any registration rights with respect to, such shares of our common stock (or any securities convertible into, exercisable for, or exchangeable for such shares of our common stock) owned by such person.

The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CTRN.” As of May 31, 2007, the last reported price of our common stock was $40.53 per share.

Rules of the Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•       Stabilizing transactions—The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•       Over-allotments and syndicate covering transactions—The underwriters may sell more shares of our common stock in connection with this offering than the number of shares that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•       Penalty bids—If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•       Passive market making—Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq Stock Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Based on information provided to us by CIBC World Markets Corp. and Hampshire Equity Partners, a managing director of CIBC World Markets Corp. has an approximate 0.02% indirect interest in our common stock, through ownership of limited partnership interests in Hampshire Equity Partners II, L.P. We do not expect the proceeds with respect to this indirect interest to exceed $30,000 in the aggregate.

As of May 29, 2007, Hampshire Equity Partners held, on a fully diluted basis, approximately 43.1% of our common stock and after the offering (assuming Hampshire Equity Partners sell all of their shares of our common stock covered by this prospectus supplement and do not acquire any additional shares of our common stock) will hold, on a fully diluted basis, approximately 29.5% of our common stock. Based upon this ownership interest, Hampshire Equity Partners are “affiliates” of the company (as such term is defined under the Securities Act) and may be deemed to be “underwriters” under the Securities Act. Certain of our other “affiliates” are also selling stockholders in this offering, including Messrs. Anderson, Bellino and Dunn, who are members of management and are employees of ours, and may similarly be deemed to be “underwriters” under the Securities Act. See “Principal and Selling Stockholders.”

Germany, the Netherlands and the United Kingdom

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that member state (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that relevant member state, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that relevant member state:

(a)          in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to the shares, which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)         at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in shares;

(c)          at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d)         at any time in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

Each underwriter has represented, warranted and agreed that:

(a)          it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the “FSMA”) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to us; and

(b)         it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Israel

In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:

(a)          a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)         a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)          an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or fro the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)         a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)          a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)            a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g)          an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h)         a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)            an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j)             an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Switzerland

The shares offered pursuant to this will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares being offered pursuant to this prospectus supplement on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the relevant listing rules.

The shares being offered pursuant to this prospectus supplement have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of securities.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in the shares.

Electronic Distribution

This prospectus supplement and accompanying prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree to allocate a specific number of shares to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus supplement and accompanying prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling stockholder in its capacity as underwriter or selling stockholder and should not be relied upon by investors.

Legal Matters

The validity of the common stock offered hereby will be passed upon for us by Alston & Bird LLP. DLA Piper US LLP has represented the underwriters in this offering.

Experts

The financial statements of Citi Trends, Inc. as of February 3, 2007 and January 28, 2006 and for the years ended February 3, 2007, January 28, 2006 and January 29, 2005 and Citi Trends, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the financial statements as of February 3, 2007 and January 28, 2006 and for the years ended February 3, 2007, January 28, 2006 and January 29, 2005 refers to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” as of January 29, 2006, Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” as of July 6, 2003 and Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” as of January 28, 2006.

Where You Can Find More Information and
Incorporation of Certain Information by Reference

We file annual, quarterly and current reports, proxy statements and other information with the Commission. The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus supplement by referring you to publicly filed documents that contain the omitted information.

You may read and copy the information that we incorporate by reference in this prospectus supplement as well as other reports, proxy statements and other information that we file with the Commission at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, we are required to file electronic versions of those materials with the Commission through the Commission’s EDGAR system. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information that registrants, such as us, file electronically with the Commission.

The information incorporated by reference is an important part of this prospectus supplement, and information we later file with the Commission will automatically update and supersede earlier information. We incorporate by reference the following documents filed with the Commission by us and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of our common stock covered by this prospectus supplement (except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act):

•       Our Annual Report on Form 10-K for the fiscal year ended February 3, 2007; and

•       The description of our common stock set forth in our Registration Statement on Form 8-A filed with the Commission on May 17, 2005, including any amendment or report filed for the purpose of updating such description.

You may also request a copy of the information we incorporate by reference in this prospectus supplement at no cost by writing or telephoning us at Citi Trends, 102 Fahm Street, Savannah, Georgia  31401, (912) 236-1561, Attention: Secretary.

Information about us is also available on our web site at www.cititrends.com. Information contained in, or accessible through, our website does not constitute part of this prospectus supplement.

PROSPECTUS

3,300,000 Shares

Common Stock

This prospectus relates to the resale of 3,300,000 shares of our common stock that are beneficially owned by the selling stockholders. The selling stockholders may sell any, all or none of the shares of our common stock offered under this prospectus from time to time, in one or more transactions. The shares of our common stock offered under this prospectus may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus and any prospectus supplement may be offered by the selling stockholders directly to investors or to or through underwriters, dealers or other agents. If required, the names of any such agents, underwriters, brokers or dealers involved in the sale of the shares in respect of which this prospectus is being delivered and the applicable agent’s commission, broker’s or dealer’s purchase price or underwriters’ discount, if any, will be set forth in an accompanying supplement to this prospectus.

We are registering a portion of the shares of common stock offered under this prospectus as required by the terms of the registration rights agreement between certain of the selling stockholders and us, as described in the section entitled “Selling Stockholders.”  When the selling stockholders offer shares of our common stock, we will provide the specific terms of such offerings in supplements to this prospectus. As applicable, such prospectus supplements will identify the selling stockholders not already named herein, and state the number of shares to be sold by each. We will not receive any proceeds from the sale of shares of our common stock sold by the selling stockholders.

Our shares of common stock are listed for trading on the Nasdaq Global Select Market under the symbol “CTRN.” On May 4, 2007, the last reported sale price of our common stock on the Nasdaq Global Select Market was $40.31 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2007

We have filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission, or the Commission, regarding the common stock offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement and the exhibits to the registration statement, because certain parts have been omitted in accordance with the rules and regulations of the Commission. Under this prospectus, selling stockholders may, from time to time, sell up to 3,300,000 shares of our common stock in one or more offerings. Each time the selling stockholders sell our common stock, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing our common stock, you should carefully read both this prospectus and any applicable prospectus supplement, together with the registration statement and the exhibits filed as part of the registration statement and the documents incorporated by reference into this prospectus.

Prospectus Summary

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should carefully read the more detailed information contained or incorporated by reference in this prospectus, including the section entitled “Risk Factors” and our financial statements and related notes. Our fiscal year ends on the Saturday closest to January 31, and, except as otherwise provided, references in this prospectus to a fiscal year mean the 52- or 53-week period ended on the Saturday closest to January 31 of the succeeding year. Fiscal 2006, for example, refers to the 53-week period ended February 3, 2007.

Citi Trends, Inc.

We are a rapidly growing, value-priced retailer of urban fashion apparel and accessories for the entire family. We offer quality, branded merchandise for men, women and children, including products from nationally recognized brands, as well as private label products and a limited assortment of home décor items. Our merchandise offerings are designed to appeal to the preferences of fashion conscious consumers, particularly African-Americans. Through strong relationships with our suppliers, we believe that we are able to offer our products at compelling values. We seek to provide nationally recognized branded merchandise at 20% to 60% discounts to department and specialty stores’ regular prices.

Our growth strategy is to open stores in new and existing markets as well as to increase sales in existing stores. Adding stores in the markets we currently serve enables us to benefit from enhanced name recognition and achieve advertising and operating synergies, and entering new markets opens additional growth opportunities. In fiscal 2005, we opened 36 new stores and in fiscal 2006, we opened 42 new stores. We expect to open 46 to 48 new stores in fiscal 2007. Approximately 90% of the new stores we intend to open in fiscal 2007 will be located in states in which we are currently located. We intend to increase comparable store sales primarily through merchandising enhancements and the expansion of product categories such as home décor and intimate apparel.

Recent Developments

On May 9, 2007, we reported unaudited sales results for our first quarter of fiscal 2007.  Total sales for the thirteen-week period ended May 5, 2007 increased 16.2% to $106.6 million compared with $91.7 million for the thirteen-week period ended April 29, 2006.  Comparable store sales increased 0.6% on a comparable store, comparable week basis.

Each quarter of fiscal 2007 starts one week later than the same quarter of 2006, due to our 2006 fiscal year having 53 weeks versus the normal 52 weeks.  This timing shift can have a significant impact on quarterly sales comparisons. The measurement of sales in comparable stores for comparable weeks above is based on sales during the thirteen weeks ended May 5, 2007 in relation to the thirteen weeks ended May 6, 2006. On a fiscal quarter basis, comparing the thirteen weeks ended May 5, 2007 with the thirteen weeks ended April 29, 2006, comparable store sales decreased 3.3%.

Sales comparisons for the first quarter of fiscal 2007 were difficult as a result of a 21% comparable store sales increase during last year’s first quarter.  In addition, unseasonably cool weather just prior to Easter, historically our second largest selling period of the year, hurt sales of Spring/Summer apparel.

We are currently in the process of finalizing our results for our first fiscal quarter ended May 5, 2007. Our actual results may differ from the preceding financial information. Factors that could cause our actual results to differ from the preceding financial information include possible accounting adjustments resulting from our quarter-end accounting and review procedures and other factors, including those described under “Special Note Regarding Forward-Looking Statements.”

Selling Stockholders

In connection with our initial public offering, we entered into a registration rights agreement with Hampshire Equity Partners II, L.P. Under this agreement, we are required to file a registration statement covering the possible resale of the shares of our common stock held by Hampshire Equity Partners II, L.P. and its affiliates.

We have agreed to use our reasonable best efforts to cause this shelf registration statement to become effective and stay effective until the earlier of:

•       the date when all securities subject to the registration rights agreement covered by this prospectus have been sold; or

•       the date when all securities subject to the registration rights agreement held by Hampshire Equity Partners II, L.P. may be sold without any restriction pursuant to Rule 144(k) under the Securities Act of 1933, as amended, or the Securities Act.

In addition to Hampshire Equity Partners II, L.P. and its affiliates, other selling stockholders may, from time to time, sell shares pursuant to this prospectus.

We will not receive proceeds from any sale of the shares of our common stock offered under this prospectus. Hampshire Equity Partners II, L.P. and its affiliates and we have agreed to indemnify each other in certain circumstances against certain liabilities, including liabilities under the Securities Act.

Corporate Information

We are incorporated in Delaware and our principal executive offices are located at 102 Fahm Street, Savannah, Georgia 31401. Our telephone number is (912) 236-1561 and our website address is www.cititrends.com. Information contained in, or accessible through, our website does not constitute part of this prospectus.

Risk Factors

An investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this prospectus, before you decide whether to buy our common stock. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition and results of operations.

Risks relating to our business

Our success depends on our ability to anticipate, identify and respond rapidly to changes in consumers’ fashion tastes, and our failure to evaluate adequately fashion trends could have a material adverse effect on our business, financial condition and results of operations.

The apparel industry in general and our core customer market in particular are subject to rapidly evolving fashion trends and shifting consumer demands. Accordingly, our success is heavily dependent on our ability to anticipate, identify and capitalize on emerging fashion trends, including products, styles and materials that will appeal to our target consumers. Our failure to anticipate, identify or react appropriately and timely to changes in styles, trends, brand preferences or desired image preferences is likely to lead to lower demand for our merchandise, which could cause, among other things, sales declines, excess inventories and higher markdowns. The inaccuracy of our forecasts regarding fashion trends could have a material adverse effect on our business, financial condition and results of operations.

If we are unsuccessful in competing with our retail apparel competitors, our market share could decline or our growth could be impaired and, as a result, our financial results could suffer.

The retail apparel market is highly competitive with few barriers to entry. We compete against a diverse group of retailers, including national off-price apparel chains such as the TJX Companies, Inc., Burlington Coat Factory, and Ross Stores, Inc.; mass merchants such as Wal-Mart and Kmart; smaller discount retail chains that only sell women’s products, such as Rainbow, Dots™, Fashion Cents™, It’s Fashions! (a subsidiary of The Cato Corporation) and Simply Fashions™; and general merchandise discount stores and dollar stores, which offer a variety of products, including apparel, for the value-conscious consumer. We also compete against local off-price and specialty retail stores, regional retail chains, traditional department stores, and web-based retail stores and other direct retailers.

The level of competition we face from these retailers varies depending on the product segment, as many of our competitors do not offer apparel for the entire family. Our greatest competition is generally in women’s apparel. Many of our competitors are larger than us and have substantially greater resources than us and, as a result, may be able to adapt better to changing market conditions, exploit new opportunities, exert greater pricing pressures on suppliers and open new stores more quickly and effectively than us. Many of these retailers have better name recognition among consumers than us and purchase significantly more merchandise from vendors. These retailers may be able to purchase branded merchandise that we cannot purchase because of their name recognition and relationships with suppliers, or they may be able to purchase branded merchandise with better pricing concessions than us. Our local and regional competitors have extensive knowledge of the consumer base and may be able to garner more loyalty from customers than us. If the consumer base we serve is satisfied with the selection, quality and price of our competitors’ products, consumers may decide not to shop in our stores. Additionally, if our existing competitors or other retailers decide to focus more on our core customers, particularly African-American consumers, we may have greater difficulty in competing effectively, our business and results of operations could be adversely affected, and the market price of our common stock could suffer.

The retail industry periodically has experienced consolidation and other ownership changes. In the future, other United States or foreign retailers may consolidate, undergo restructurings or reorganizations, or realign their affiliations. Any of these developments could result in our competitors increasing their buying power or market visibility. These developments may cause us to lose market share and could have a material adverse effect on our sales, revenues and results of operations.

We could experience a reduction in sales and revenues or reduced cash flows if we are unable to fulfill our current and future merchandising needs.

We depend on our suppliers for the continued availability and satisfactory quality of our merchandise. Most of our suppliers could discontinue selling to us at any time. Additionally, if the manufacturers or other owners of brands or trademarks terminate the license agreements under which some of our suppliers sell our products, we may be unable to obtain replacement merchandise of comparable fashion appeal or quality, in the same quantities or at the same prices. If we lose the services of one or more of our significant suppliers or one or more of them fail to meet our merchandising needs, we may be unable to obtain replacement merchandise in a timely manner. If our existing suppliers cannot meet our increased needs and we cannot locate alternative supply sources, we may be unable to obtain sufficient quantities of the most popular items of the nationally recognized brands at attractive prices, which could negatively impact our sales, revenues and results of operations.

As an apparel retailer, we rely on numerous third parties in the supply chain to produce and deliver the products that we sell, and our business may be negatively impacted by their failure to comply with applicable law.

As an importer and retailer of goods, we rely on numerous third parties to supply the products that we sell. Violations of law by our importers, buying agents, manufacturers or distributors could result in delays in shipments and receipt of goods and could subject us to fines or other penalties, any of which could restrict our business activities, increase our operating expenses or cause our revenues to decline. Further, we are susceptible to the receipt of counterfeit brands or unlicensed goods. We could incur liability with manufacturers or other owners of the brands or trademarked products if we inadvertently receive and sell counterfeit brands or unlicensed goods and, therefore, it is important that we establish relationships with reputable vendors to prevent the possibility that we inadvertently receive counterfeit brands or unlicensed goods. Although we have a quality assurance team to check merchandise in an effort to assure that we purchase only authentic brands and licensed goods and are careful in selecting our vendors, we may receive products that we are prohibited from selling or incur liability for selling counterfeit brands or unlicensed goods, which could increase our operating expenses and cause our net income to decline.

If our growth strategy is unsuccessful, our financial condition and results of operations could suffer and the market price of our common stock could decline.

Our ability to continue to increase our net sales and earnings depends, in large part, on opening new stores and operating the new and existing stores profitably. We opened 40, 36 and 42 new stores in fiscal 2004, fiscal 2005, and fiscal 2006, respectively. We expect to open 46 to 48 new stores in fiscal 2007. If we are unable to open all of these stores or operate them profitably, we may not achieve our forecasted sales and earnings growth targets. Additionally, growth of our store base will place increased demands on our operating, managerial and administrative resources and may lead to management and operating inefficiencies, including merchandising, personnel, distribution and integration problems. These demands and inefficiencies may cause deterioration in the financial performance of our individual stores and, therefore, our entire business.

We would experience increased operating costs and limited amounts of growth if we are unable to obtain reasonably priced financing.

Although we believe we can meet our future cash requirements with cash flow from operations and existing cash balances, we may need to raise additional debt or equity capital in the future to open new stores, to respond to competitive pressures or to respond to unforeseen financial requirements. We may not be able to obtain additional capital on commercially reasonable terms or at all. Our inability to obtain reasonably priced financing could create increased operating costs and diminished levels of growth, as we could be forced to incur indebtedness with above market interest rates or with substantial restrictive covenants, issue equity securities that dilute the ownership interests of existing stockholders or scale back our operations and/or store growth strategy.

A significant disruption to our distribution process or southeastern retail locations could have a material adverse effect on our business, financial condition and results of operations.

Our ability to distribute our merchandise to our store locations in a timely manner is essential to the efficient and profitable operation of our business. We have two distribution centers located in Savannah, Georgia, one of which also serves as our corporate headquarters, and a distribution center in Darlington, South Carolina. Together, these facilities provide distribution capacity to support twice our current sales volume. Any natural disaster or other disruption to the operation of any of these facilities due to fire, hurricane, other natural disaster or any other cause could damage a significant portion of our inventory or impair our ability to stock our stores and process product returns to suppliers adequately.

In addition, the southeastern United States, where all three of our distribution centers are located, is vulnerable to significant damage or destruction from hurricanes and tropical storms. Although we maintain insurance on our stores and other facilities, the economic effects of a natural disaster that affects our distribution centers and/or a significant number of our stores could increase our operating expenses, impair our cash flows and reduce our revenues, which could negatively impact the market price of our common stock.

Our net sales, inventory levels and earnings fluctuate on a seasonal basis, which makes our business more susceptible to adverse events that occur during those seasons.

Our net sales and earnings are significantly higher during the first and fourth quarters each year due to the importance of the spring selling season, which includes Easter, and the fall selling season, which includes Christmas. Factors negatively affecting us during the first and fourth quarters, including adverse weather and unfavorable economic conditions, will have a greater adverse effect on our financial condition than if our business were less seasonal.

In order to prepare for the spring and fall selling seasons, we must order and keep in stock significantly more merchandise than during other parts of the year. This seasonality makes our business more susceptible to the risk that our inventory will not satisfy actual consumer demand. In addition, any unanticipated demand imbalances during these peak shopping seasons could require us to sell excess inventory at a substantial markdown or fail to satisfy our consumers. In either event, our net sales and gross margins may be lower than historical levels, which could have a material adverse effect on our business, financial condition and results of operations.

We experience fluctuations and variability in our comparable store sales and quarterly results of operations and, as a result, the market price of our common stock may fluctuate or decline substantially.

Our comparable store sales and quarterly results have fluctuated significantly in the past based on a number of economic, seasonal and competitive factors, and we expect them to continue to fluctuate in the future. Since the beginning of fiscal 2003, our quarter-to-quarter comparable store sales have ranged from an increase of 0.3% to an increase of 25.0%. The most significant fluctuations were due to the unusually high sales following Hurricanes Katrina, Rita and Wilma. The positive post-hurricane impact on sales has decreased over time. In addition, we may be unable to maintain historical levels of comparable store sales as we execute our growth strategy and expand our business. This variability could cause our comparable store sales and quarterly results to fall below the expectations of securities analysts or investors, which could result in volatility of the market price of our common stock. If our comparable store sales and quarterly results fail to meet the expectations of the market generally, the market price of our common stock could decline substantially.

Our sales and revenues could decline as a result of general economic and other factors outside of our control, such as changes in consumer spending patterns and declines in employment levels.

Downturns, or the expectation of a downturn, in general economic conditions could adversely affect consumer spending patterns, our sales and our results of operations. Because apparel generally is a discretionary purchase, declines in consumer spending patterns may have a more negative effect on apparel retailers than some other retailers. Therefore, we may not be able to maintain our historical rate of growth in revenues and earnings, or remain as profitable, if there is a decline in consumer spending patterns. In addition, since the majority of our stores are located in the southeastern United States, our operations are more susceptible to regional factors than the operations of our more geographically diversified competitors. Therefore, any adverse economic conditions that have a disproportionate effect on the southeastern United States could have a greater negative effect on our sales, revenues and results of operations than on retailers with a more geographically diversified store base.

If we fail to protect our trademarks, there could be a negative effect on our brand image and limitations on our ability to penetrate new markets.

We believe that our “Citi Trends” trademark is integral to our store design and our success in building consumer loyalty to our brand. We have registered this trademark with the U.S. Patent and Trademark Office. We have also registered, or applied for registration of, additional trademarks with the U.S. Patent and Trademark Office that we believe are important to our business. We cannot assure you that these registrations will prevent imitation of our name, merchandising concept, store design or private label merchandise or the infringement of our other intellectual property rights by others. Imitation of our name, concept, store design or merchandise in a manner that projects lesser quality or carries a negative connotation of our brand image could have a material adverse effect on our business, financial condition and results of operations.

In addition, we cannot assure you that others will not try to block the manufacture or sale of our private label merchandise by claiming that our merchandise violates their trademarks or other proprietary rights since other entities may have rights to trademarks that contain the word “Citi” or may have rights in similar or competing marks for apparel and/or accessories. Although we cannot currently estimate the likelihood of success of any such lawsuit or ultimate resolution of such a conflict, such a controversy could have a material adverse effect on our business, financial condition and results of operations.

If we fail to implement and maintain effective internal controls in our business, there could be a material adverse effect on our business, financial condition, results of operations and stock price.

Section 404 of the Sarbanes Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. If we fail to maintain the adequacy of our internal controls, we may be unable to conclude on an ongoing basis that we have effective internal controls over financial reporting. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important in our effort to prevent financial fraud. If we cannot produce reliable financial reports or prevent fraud, our business, financial condition and results of operations could be harmed, investors could lose confidence in our reported financial information, the market price of our stock could decline significantly and we may be unable to obtain additional financing to operate and expand our business.

Adverse trade restrictions may disrupt our supply of merchandise. We also face various risks because much of our merchandise is imported from abroad.

We purchase the products we sell directly from over 1,000 vendors, and a substantial portion of this merchandise is manufactured outside of the United States and imported by our vendors from countries such as China and other areas of the Far East, including Taiwan and the Philippines. The countries in which our merchandise currently is manufactured or may be manufactured in the future could become subject to new trade restrictions imposed by the United States or other foreign governments. Trade restrictions, including increased tariffs or quotas, embargoes, and customs restrictions, against apparel items, as well as United States or foreign labor strikes, work stoppages or boycotts, could increase the cost or reduce the supply of apparel available to us and have a material adverse effect on our business, financial condition and results of operations. In addition, our merchandise supply could be impacted if our vendors’ imports become subject to existing or future duties and quotas, or if our vendors face increased competition from other companies for production facilities, import quota capacity and shipping capacity.

We also face a variety of other risks generally associated with relying on vendors that do business in foreign markets and import merchandise from abroad, such as:

•       political instability or the threat of terrorism, in particular in countries where our vendors source merchandise such as Taiwan and the Philippines;

•       enhanced security measures at United States and foreign ports, which could delay delivery of imports;

•       imposition of new or supplemental duties, taxes, and other charges on imports;

•       delayed receipt or non-delivery of goods due to the failure of foreign-source suppliers to comply with applicable import regulations;

•       delayed receipt or non-delivery of goods due to organized labor strikes or unexpected or significant port congestion at United States ports; and

•       local business practice and political issues, including issues relating to compliance with domestic or international labor standards, which may result in adverse publicity.

The United States may impose new initiatives that adversely affect the trading status of countries where apparel is manufactured. These initiatives may include retaliatory duties or other trade sanctions that, if enacted, would increase the cost of products imported from countries where our vendors acquire merchandise. On March 30, 2007, the United States government announced that it would impose potentially significant tariffs on Chinese manufactured products. We have not yet determined the impact of such action on our imports from China, but will continue to monitor developments in that regard. Any of these factors could have a material adverse effect on our sales, revenues and results of operations.

The removal of import quotas on textiles and clothing in the future may adversely affect our merchandise supply, impact our sales and reduce our cash flows.

On January 1, 2005, in accordance with the World Trade Organization, or the WTO, Agreement on Textiles and Clothing, the import quotas on textiles and clothing manufactured by countries that are members of the WTO were eliminated. Subsequently, the United States and Europe experienced a surge of imported goods from China, a country that benefited from the removal of the quotas. In response, the United States initially implemented new quotas against various textile and apparel items from China and ultimately negotiated an agreement with the Chinese government. The agreement between the United States and China went into effect in November 2005 and will continue in effect through December 31, 2008. During that time, China has agreed to specified quota limits on most textile and apparel products, and the United States has agreed to use restraint in exercising its right to impose additional safeguards.

Beginning in January 2009, the U.S.-China agreement and the quotas against Chinese apparel will expire. At that point, the United States would still have the ability to impose safeguards under the WTO Agreement on Textiles and Clothing although the requirements for doing so will be more stringent. The situation in 2009 potentially could be similar to the experience in 2005, with import surges and a cycle of safeguards and negotiations. This could create logistical delays in our ability to maintain required inventory levels and alter cost differentials between vendors that source domestically and vendors that source more extensively from overseas. We believe this could lower the cost of apparel products and thereby reduce the average dollar amount of sales per customer in our stores. Additionally, retaliatory trade actions could cause a disruption of the supply chain of products from foreign markets, difficulty in predicting accurately the prices of merchandise to be imported from a particular country and adverse effects on our merchandise supply, sales and cash flows.

We depend on the experience and expertise of our senior management team and key employees, and accordingly, the loss of the services of R. Edward Anderson or George A. Bellino could have a material adverse effect on our business strategy, operating costs, financial condition and results of operations.

The success of our business is dependent upon the close supervision of all aspects of our business by our senior management, particularly the operation of our stores, the selection of merchandise and the site selection for new stores. In addition, we do not have a non-competition agreement with R. Edward Anderson, our Chairman and Chief Executive Officer, and our non-competition agreement with George A. Bellino, our President and Chief Merchandising Officer, expired on December 31, 2006 and was not subsequently renewed. Accordingly, Messrs. Anderson and/or Bellino could leave us at any time to begin to work for our competitors or otherwise, which loss of services could have a material adverse effect on our business strategy, operating costs, financial condition and results of operations.

Failure to attract, train, assimilate and retain skilled personnel could have a material adverse effect on our growth strategy and our financial condition.

Like most retailers, we experience significant employee turnover rates, particularly among store sales associates and managers, and our continued growth will require us to hire and train even more new personnel. We therefore must continually attract, hire and train new personnel to meet our staffing needs. We constantly compete for qualified personnel with companies in our industry and in other industries. A significant increase in the turnover rate among our store sales associates and managers would increase our recruiting and training costs and could decrease our operating efficiency and productivity. If we are unable to retain our employees or attract, train, assimilate or retain other skilled personnel in the future, we may not be able to service our customers as effectively, thus reducing our ability to continue our growth and to operate our existing stores as profitably as we have in the past.

Increases in the minimum wage could have a material adverse effect on our business, financial condition and results of operations.

Currently, there is a proposed law being considered by the U.S. Congress to increase the minimum wage in the United States. The Fair Minimum Wage Act of 2007 was passed by the House of Representatives on January 10, 2007 and by the Senate in an amended form on February 1, 2007. If the Fair Minimum Wage Act of 2007 becomes law, it would raise the federal minimum wage to (i) $5.85 per hour sixty days after the bill becomes law, (ii) $6.55 per hour one year and sixty days after the bill becomes law and (iii) $7.25 per hour two years and sixty days after the bill becomes law. Additionally, from time to time, legislative proposals are made to increase the minimum wage in certain individual states. Wage rates for many of our employees are at or slightly above the minimum wage. As federal and/or state minimum wage rates increase, we may need to increase not only the wage rates of our minimum wage employees but the wages paid to our other hourly employees as well. Any increase in the cost of our labor could have a material adverse effect on our operating costs, financial condition and results of operations.

Any failure of our management information systems or the inability of third parties to continue to upgrade and maintain our systems could have a material adverse effect on our business, financial condition and results of operations.

We depend on the accuracy, reliability and proper functioning of our management information systems, including the systems used to track our sales and facilitate inventory management. We also rely on our management information systems for merchandise planning, replenishment and markdowns, as well as other key business functions. These functions enhance our ability to optimize sales while limiting markdowns and reducing inventory risk through properly marking down slow-selling styles, reordering existing styles and effectively distributing new inventory to our stores. We do not currently have redundant systems for all functions performed by our management information systems. Any interruption in these systems could impair our ability to manage our inventory effectively, which could have a material adverse effect on our business, financial condition and results of operations. To support our growth, we will need to expand our management information systems, and our failure to link and maintain these systems adequately could have a material adverse effect on our business, financial condition and results of operations.

We depend on third-party suppliers to maintain and periodically upgrade our management information systems, including the software programs supporting our inventory management functions. This software is licensed to us by third-party suppliers. If any of these suppliers is unable to continue to maintain and upgrade these software programs and/or if we are unable to convert to alternate systems in an efficient and timely manner, it could result in a material adverse effect on our business, financial condition and results of operations.

Our ability to attract consumers to our stores depends on the success of the strip shopping centers and downtown business districts where our stores are located.

We locate our stores in strip shopping centers, street front locations and downtown business districts where we believe our consumers and potential consumers shop. The success of an individual store can depend on favorable placement within a given strip shopping center or business district. We cannot control the development of alternative shopping destinations near our existing stores or the availability or cost of real estate within existing or new shopping destinations. If our store locations fail to attract sufficient consumer traffic or we are unable to locate replacement locations on terms acceptable to us, our business, financial condition and results of operations could suffer. If one or more of the anchor tenants located in the strip shopping centers or business districts where our stores are located close or leave, or if there is significant deterioration of the surrounding areas in which our stores are located, our business, financial condition and results of operations may be adversely affected.

Risks relating to our common stock and offerings pursuant to this prospectus.

Our stock price is volatile, and you may lose all or a part of your investment.

Our stock price is volatile. From our initial public offering in May 2005 through May 4, 2007, the trading price of our common stock has ranged from $14.00 to $57.85 per share. As a result of this volatility, investors may not be able to sell their common stock at or above their respective purchase prices. The market price for our common stock may be influenced by many factors, including:

•       actual or anticipated fluctuations in our operating results;

•       changes in securities analysts’ recommendations or estimates of our financial performance;

•       publication of research reports by analysts;

•       changes in market valuations or operating performance of our competitors or companies similar to ours;

•       announcements by us, our competitors or other retailers;

•       additions and departures of key personnel;

•       changes in accounting principles;

•       the passage of legislation or other developments affecting us or our industry;

•       the trading volume of our common stock in the public market;

•       changes in economic conditions;

•       financial market conditions;

•       natural disasters, terrorist acts, acts of war or periods of civil unrest; and

•       the realization of some or all of the risks described in this section entitled “Risk Factors.”

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities of retailers have been extremely volatile and have recently experienced sharp price and trading volume changes. These broad market fluctuations may adversely affect the market price of our common stock.

There may be sales of substantial amounts of our common stock pursuant to this prospectus, or otherwise, which could cause our stock price to fall.

Our current stockholders hold a substantial number of shares that they will be able to sell in the public market in the near future. As of May 4, 2007, 13,866,191 shares of our common stock were outstanding. As of May 4, 2007, 814,929 additional shares of our common stock were subject to outstanding stock options. All of the shares issued and sold in our initial public offering and our secondary offering, are freely tradable under the securities laws, except for any shares acquired by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act, which generally includes officers, directors and holders of 10% or more of our common stock. 3,259,023 shares of our common stock, in addition to the shares included in this prospectus, held by existing stockholders are restricted or control shares and may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144 promulgated under the Securities Act or otherwise. Future sales of a substantial number of shares of our common stock could cause our stock price to fall and/or impair our ability to raise capital through the sale of additional stock.

A significant amount of our common stock is concentrated in the hands of one of our existing stockholders whose interests may not coincide with yours.

As of May 4, 2007, Hampshire Equity Partners II, L.P. and certain of its affiliates, which we refer to collectively as Hampshire Equity Partners, owned approximately 45.7% of our common stock. Although Hampshire Equity Partners are selling stockholders and may sell a portion of their holdings pursuant to this prospectus, Hampshire Equity Partners will continue to hold a significant amount of our common stock, approximately 24.0%, assuming that Hampshire Equity Partners sells all of their shares covered by this prospectus and do not acquire additional shares of our common stock. As a result, Hampshire Equity Partners have an ability to exercise significant influence over matters requiring stockholder approval. These matters include the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations or sales of all or substantially all of our assets. Your interests as a holder of our common stock may differ from the interests of Hampshire Equity Partners. In connection with our initial public offering, we entered into a nominating agreement with Hampshire Equity Partners II, L.P. pursuant to which we, acting through our nominating and corporate governance committee, agreed, subject to the requirements of our directors’ fiduciary duties, that (i) Hampshire Equity Partners II, L.P. is entitled to designate two directors to be nominated for election to our board of directors as long as Hampshire Equity Partners II, L.P. (together with any of its respective successors and permitted assigns) owns in the aggregate at least 40% of the shares of our common stock which it owned immediately prior to the consummation of our initial public offering or (ii) Hampshire Equity Partners II, L.P. is entitled to designate one director to be nominated for election to our board of directors as long as Hampshire Equity Partners II, L.P. (together with any of its respective successors and permitted assigns) owns in the aggregate less than 40% and at least 15% of the shares of our common stock which it owned immediately prior to the consummation of our initial public offering. If at any time Hampshire Equity Partners II, L.P. (together with any of its respective successors and permitted assigns) owns less than 15% of the shares of our common stock which it owned immediately prior to the consummation of our initial public offering, it will not have the right to nominate any directors for election to our board of directors. Notwithstanding the foregoing, as of the date of this prospectus, Hampshire Equity Partners II, L.P. does not have a designee on our board of directors.

Securities analysts may not continue to cover our common stock or they may issue negative reports, and this may have a negative impact on the price of our common stock.

The trading market for our common stock relies, in part, on the research and reports that industry or financial analysts publish about our company or our industry. Public statements by these securities analysts may affect our stock price. If any of the analysts who cover us downgrades the rating of our common stock, our common stock price would likely decline. If any of these analysts ceases coverage of our common stock, we could lose visibility in the market, which in turn could cause our common stock price to decline. Further, if no analysts continue to cover our common stock, the lack of research coverage may depress the market price of our common stock.

In addition, rules mandated by the Sarbanes-Oxley Act of 2002 and a global settlement between the Commission and securities analysts have caused a number of fundamental changes in how securities analysts are reviewed and compensated. In particular, many investment banking firms are now required to contract with independent financial analysts for their stock research. In this environment, it may be difficult for companies with smaller market capitalizations, such as our company, to attract independent financial analysts to cover them, which could have a negative effect on the market price of our common stock.

We do not currently intend to pay dividends on our common stock.

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future.

Provisions in our certificate of incorporation and by-laws and Delaware law may delay or prevent our acquisition by a third party.

Our second amended and restated certificate of incorporation, as amended, and our amended and restated by-laws contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions include, among other things, a classified board of directors, advance notice for raising business or making nominations at stockholder meetings and “blank check” preferred stock. Blank check preferred stock enables our board of directors, without stockholder approval, to designate and issue additional series of preferred stock with such dividend, liquidation, conversion, voting or other rights, including convertible securities with no limitations on conversion, as our board of directors may determine, including rights to dividends and proceeds in a liquidation that are senior to the common stock.

We are also subject to several provisions of the Delaware General Corporation Law that could delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock or may otherwise be in the best interests of our stockholders.

Our costs have increased and may continue to increase as a result of being a public company, and complying with regulations applicable to public companies may adversely affect our business.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Commission and the Nasdaq Stock Market, have required changes in recent years in the corporate governance practices of public companies. We expect these rules and regulations to continue to increase significantly our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, in connection with becoming a public company, we created additional board committees and adopted policies regarding internal controls and disclosure controls and procedures. In addition, we must comply with Section 404 of the Sarbanes-Oxley Act of 2002 and, pursuant to this section, we are required to include management and auditor reports on internal controls over financial reporting as part of our annual reports for fiscal 2006 and subsequent years. We have and will continue to incur additional costs in, and dedicate significant resources toward, complying with these requirements, which may divert management’s attention from, and which may in turn adversely affect, our business. We also expect these laws, rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these laws, rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. The costs of compliance or our failure to comply with these laws, rules and regulations could adversely affect our financial condition, results of operation and the price of our common stock.

Special Note Regarding Forward-Looking Statements

Some statements in, or incorporated by reference into, this prospectus may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, the Exchange Act. All statements other than historical facts contained in this prospectus, including statements regarding our future financial position, business policy and plans and objectives and expectations of management for future operations, are forward-looking statements. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” “project” and similar expressions, as they relate to us, are intended to identify forward-looking statements. For example, our statements to the effect that we intend to open a specified number of new stores in fiscal 2007 constitute forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events, including, among other things:

•       implementation of our growth strategy;

•       our ability to anticipate and respond to fashion trends;

•       competition in our markets;

•       consumer spending patterns;

•       actions of our competitors or anchor tenants in the strip shopping centers where our stores are located; and

•       anticipated fluctuations in our operating results.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors” and elsewhere in this prospectus.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements speak only as of the date of such statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Commission, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

Use of Proceeds

We will not receive proceeds from any sale by any selling stockholder of shares of our common stock offered under this prospectus.

Selling Stockholders

We are registering 3,300,000 shares of our common stock for resale by the selling stockholders. The common stock offered pursuant to this prospectus was issued to Hampshire Equity Partners II, L.P. and the other selling stockholders by us and each of the selling stockholders may resell all, some or none of the shares of our common stock covered by this prospectus as provided under the section of this prospectus entitled “Plan of Distribution” and in any applicable prospectus supplement. The shares of our common stock covered by this prospectus are being registered to permit public secondary trading of such shares, and the selling stockholders may offer such shares for resale from time to time or not at all.

The table below, which was prepared based on information supplied to us by Hampshire Equity Partners, sets forth information regarding beneficial ownership of our common stock by Hampshire Equity Partners as of May 4, 2007. Please carefully read the footnotes located below the table in conjunction with the information presented in the table.

The number of shares disclosed in the table below as “beneficially owned” are those beneficially owned as determined under the rules of the Commission. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.

Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Offered for Sale under this Prospectus(1)	Number of Shares Beneficially Owned After Offering(2)	Percentage of Shares Beneficially Owned After Offering(2)
Hampshire Equity Partners (as defined)(3)	6,330,785	3,000,000	3,330,785	24.0%
520 Madison Avenue
New York, NY 10022

(1)             Represents the total number of the shares of our common stock that the respective selling stockholders may offer under this prospectus.

(2)             We do not know when or in what amounts the selling stockholders may offer for sale the shares covered by this prospectus. The selling stockholders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all, or any, of the shares covered by this prospectus. Because the selling stockholders may offer all, some or none of the shares covered by this prospectus, we cannot estimate the number of shares of our common stock that the selling stockholders will actually own after any sale of shares pursuant to this prospectus. For purposes of this table, however, we have assumed that the selling stockholders will have sold all of their respective shares covered by this prospectus and that no additional shares of our common stock are acquired by the selling stockholders. The percentage of shares beneficially owned after this offering is based on 13,866,191 shares of our common stock outstanding as of May 4, 2007.

(3)             Hampshire Equity Partners refers to Hampshire Equity Partners II, L.P., Hampshire Equity Partners Cayman D.B. II, L.P. and Hampshire Equity Partners Cayman II, L.P. Hampshire Equity Partners II, L.P. currently owns 5,419,212 shares of our common stock, and is offering to sell 2,568,029 shares of our common stock pursuant to this prospectus. Hampshire Equity Partners Cayman D.B. II, L.P. currently owns 893,699 shares of our common stock and is offering to sell 423,502 shares of our common stock pursuant to this prospectus. Hampshire Equity Partners Cayman II, L.P. currently owns 17,874 shares of our common stock and is offering to sell 8,470 shares of our common stock pursuant to this prospectus. Lexington Equity Partners II, L.P. is the general partner of Hampshire Equity Partners II, L.P. Lexington Equity Partners Cayman II, L.P. is the general partner of each of Hampshire Equity Partners Cayman D.B. II, L.P. and Hampshire Equity Partners Cayman II, L.P. The general partner of each of Lexington Equity Partners II, L.P. and Lexington Equity Partners Cayman II, L.P. is Lexington Equity Partners II, Inc., which has ultimate voting and investment control over the shares of our common stock held by Hampshire Equity Partners. Ms. Tracey Rudd, an employee of an affiliate of Hampshire Equity Partners, is the President of Lexington Equity Partners II, Inc. and Mr. Gregory P. Flynn, formerly one of our directors, is the Vice President of Lexington Equity Partners II, Inc.

In addition to Hampshire Equity Partners, other selling stockholders who are not parties to the registration rights agreement may, from time to time, sell in the aggregate up to 300,000 shares of our common stock pursuant to this prospectus. Information about such other potential selling stockholders who offer securities under this prospectus will be set forth in prospectus supplements, post-effective amendments to the registration statement of which this prospectus is a part and/or filings we make with the Commission under the Exchange Act that are incorporated herein by reference. Each prospectus supplement, post-effective amendment and/or filing under the Exchange Act will identify such other selling stockholders and include the following additional information:

•       the number of shares of our common stock then held by the selling stockholders;

•       the number of shares of our common stock then being offered by the selling stockholders;

•       the number of shares (and, if one percent or more, the percentage) of our common stock owned by the selling stockholders after completion of the offering; and

•       any material relationship between us and the selling stockholders during the past three years.

All of our shares of common stock that may be sold by such other selling stockholders (or securities convertible into such shares) were issued and outstanding prior to the filing of the registration statement of which this prospectus is a part. More specifically, all such shares (or securities convertible into such shares) were issued in one of the following transactions:

•       in private placements to certain officers and directors in April 1999, December 1999 and January 2002;

•       upon the exercise of options previously granted to certain officers and directors at various times prior to our initial public offering; and

•       the grant of unexercised stock options to certain officers and directors at various times prior to our initial public offering.

Certain Relationships with Hampshire Equity Partners

Management Consulting Agreement

We were party to an Amended and Restated Management Consulting Agreement effective as of February 1, 2004, with Hampshire Management Company LLC, an affiliate of Hampshire Equity Partners II, L.P., pursuant to which it provided us with certain consulting services related to, but not limited to, our financial affairs, relationships with our lenders, stockholders and other third-party associates or affiliates, and the expansion of our business. In connection with our initial public offering in May 2005, the parties terminated the consulting agreement and we paid Hampshire Management Company LLC a one time termination fee of $1.2 million in the second quarter of fiscal 2005.

Stockholders Agreement

Prior to our initial public offering, Hampshire Equity Partners II, L.P., George Bellino and certain other management stockholders were party to a Stockholders Agreement dated as of April 13, 1999. The stockholders agreement provided, among other things, that four members of our Board of Directors were to be designated by Hampshire Equity Partners and its affiliates, the stockholders agreed generally not to transfer their shares and the management stockholders were granted tag-along rights in the event of a sale of 51% or more of our stock. We agreed to register shares of our common stock held by the stockholders under certain circumstances. In connection with our initial public offering in May 2005, we terminated the stockholders agreement in its entirety.

Registration Rights Agreement

In connection with our initial public offering, we entered into a Registration Rights Agreement dated as of May 23, 2005, with Hampshire Equity Partners II, L.P. Pursuant to the terms and provisions of the registration rights agreement, Hampshire Equity Partners II, L.P. has the right, from time to time, subject to certain restrictions, to cause us to register shares of our common stock held by Hampshire Equity Partners II, L.P. for sale under the Securities Act on Form S-1 or, if available, on Form S-3 or any similar short-form registration statement. In addition, if at any time we register additional shares of common stock, Hampshire Equity Partners II, L.P. will be entitled to include its shares of our common stock in the registration statement relating to that offering. The registration rights agreement includes provisions for, among other things, underwritten offerings of shares of our common stock held by Hampshire Equity Partners pursuant to an underwriting agreement. We have filed the shelf registration statement of which this prospectus is a part pursuant to the registration rights agreement.

Nominating Agreement

In connection with our initial public offering, we entered into a Nominating Agreement dated as of May 23, 2005, with Hampshire Equity Partners II, L.P. pursuant to which we, acting through our Nominating and Corporate Governance Committee, agreed, subject to the requirements of our directors’ fiduciary duties, that (i) Hampshire Equity Partners II, L.P. is entitled to designate up to two directors to be nominated for election to our board of directors as long as Hampshire Equity Partners II, L.P. (together with any of its respective successors and permitted assigns) owns in the aggregate at least 40% of the shares of the common stock which it owned immediately prior to the consummation of our initial public offering or (ii) Hampshire Equity Partners II, L.P. is entitled to designate one director to be nominated for election to the board of directors as long as Hampshire Equity Partners II, L.P. (together with any of its respective successors and permitted assigns) owns in the aggregate less than 40% and at least 15% of the shares of our common stock which it owned immediately prior to the consummation of the initial public offering. If at any time Hampshire Equity Partners II, L.P. (together with any of its respective successors and permitted assigns) owns less than 15%, it will not have the right to nominate any directors for election to our board of directors. Notwithstanding the foregoing, as of the date of this prospectus, Hampshire Equity Partners II, L.P. does not have a designee on our board of directors.

Plan of Distribution

We are registering the shares of our common stock covered by this prospectus on behalf of the selling stockholders. As used in this section of the prospectus, the term “selling stockholders” includes Hampshire Equity Partners and other potential selling stockholders as described in the section of this prospectus entitled “Selling Stockholders” and any other transferees (including pledgees and donees) of the shares, but only where the transfer is not made pursuant to an effective registration statement or Rule 144 under the Securities Act or pursuant to another exemption from registration under the Securities Act pursuant to which the shares sold are thereafter freely transferable without registration and without restriction under the Securities Act, and only to such a transferee, and provided that the selling stockholder complies with all applicable law with respect to the transfer of shares to such transferee and gives us prompt notice of the transfer.

All costs, expenses and fees in connection with the registration of the shares of our common stock covered by this prospectus will be borne by us. Underwriting discounts, brokerage commissions and similar selling expenses, if any, attributable to the sale of such shares will be borne by the selling stockholders.

Each of the selling stockholders may sell their shares of our common stock covered by this prospectus from time to time and may also decide not to sell all or any of such shares. The selling stockholders will act independently of us in making decisions as to the timing, manner and size of each sale. The sales may be made on the Nasdaq Global Select Market or any other national securities exchange or any quotation system on which our common stock may be listed or quoted at the time of sale, in the over-the-counter market or other than in such organized and unorganized trading markets, in one or more transactions, at:

•       fixed prices, which may be changed;

•       prevailing market prices at the time of sale;

•       varying prices determined at the time of sale; or

•       negotiated prices.

The shares of our common stock covered by this prospectus may be sold by one or more of the following methods in addition to any other method permitted under this prospectus:

•       a block trade in which the broker-dealer so engaged may attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•       a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account;

•       an ordinary brokerage transaction or a transaction in which the broker solicits purchasers;

•       a privately negotiated transaction;

•       an underwritten offering;

•       securities exchange or quotation system sale that complies with the rules of the exchange or quotation system;

•       through short sale transactions following which the shares are delivered to close out the short position;

•       through the writing of options relating to the shares;

•       any other method pursuant to applicable law; or

•       through a combination of the above methods of sale.

The selling stockholders may effect such transactions by selling the shares covered by this prospectus directly to purchasers, to or through broker-dealers, which may act as agents for the seller and buyer or principals, or to underwriters who acquire such shares for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed or re-allowed or paid to dealers.

We have been advised by Hampshire Equity Partners that they have not, as of the date of this prospectus, entered into any agreements, understandings or arrangements with underwriters or broker-dealers regarding the sale of their shares covered by this prospectus and we have been advised that there is not an underwriter or broker-dealer acting as of the date of this prospectus in connection with the proposed sale of such shares by the selling stockholders.

The selling stockholders and any broker-dealers that participate with the selling stockholders in the sale of the shares covered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by such broker-dealers and any profit on the resale of such shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

The selling stockholders and any broker-dealer that may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholders and have informed them of their obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of shares covered by this prospectus. Such requirement may be satisfied by delivery through the facilities of the Nasdaq Stock Market pursuant to Rule 153 under the Securities Act.

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell the shares covered by this prospectus, including in short sale transactions. If so, the third party may use the shares pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of our common stock, and may use the shares received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of our common stock. We will file a supplement to this prospectus to describe any derivative transaction effected by the selling stockholders and to identify the third party in such transactions as an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The selling stockholders will be subject to applicable provisions of Regulation M of the Exchange Act, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. These restrictions may affect the marketability of such shares.

In order to comply with applicable securities laws of some states, the shares covered by this prospectus may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares covered by this prospectus may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

The selling stockholders also may resell all or a portion of the shares covered by this prospectus in open market transactions in reliance upon Rule 144 under the Securities Act or any other available exemption from required registration under the Securities Act, provided they meet the criteria and conform to the requirements of such exemption.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangements have been entered into with a broker-dealer for the sale of the shares covered by this prospectus through a block trade, special offering, exchange or secondary distribution or a purchase by a broker-dealer. Such supplement will disclose:

•       the name of each such selling stockholder and of the participating broker-dealer(s);

•       the number of shares of our common stock involved;

•       the price at which such shares were sold;

•       the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•       that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•       other facts material to the transaction.

In addition, upon receiving notice from a selling stockholder that a donee, pledgee or transferee or other successor-in-interest intends to sell more than 500 of the shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the non-sale transferee.

Pursuant to our registration rights agreement with Hampshire Equity Partners II, L.P., we have agreed to use our reasonable best efforts to cause the registration statement of which this prospectus is a part to become effective and to keep such registration statement effective until all the shares covered by this prospectus are sold by Hampshire Equity Partners or may be sold by Hampshire Equity Partners without any restriction under Rule 144(k) of the Securities Act.

The selling stockholders are not restricted as to the price or prices at which they may sell their shares covered by this prospectus. Sales of such shares may have an adverse effect on the market price of our common stock. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of the shares could be sold at the same time, which may have an adverse effect on the market price of our common stock.

Pursuant to our registration rights agreement with Hampshire Equity Partners II, L.P., we have agreed to indemnify and hold Hampshire Equity Partners harmless against certain liabilities under the Securities Act that could arise in connection with the sale by Hampshire Equity Partners of their shares covered by this prospectus. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Legal Matters

The validity of the common stock offered hereby will be passed upon for us by Alston & Bird LLP.

Experts

The financial statements of Citi Trends, Inc. as of February 3, 2007 and January 28, 2006 and for the years ended February 3, 2007, January 28, 2006 and January 29, 2005 and Citi Trend’s Inc. management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the financial statements as of February 3, 2007 and January 28, 2006 and for the years ended February 3, 2007, January 28, 2006 and January 29, 2005 refers to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” as of January 29, 2006, Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” as of July 6, 2003 and Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” as of January 28, 2006.

Where You Can Find More Information and
Incorporation of Certain Information by Reference

We file annual, quarterly and current reports, proxy statements and other information with the Commission. The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly filed documents that contain the omitted information.

You may read and copy the information that we incorporate by reference in this prospectus as well as other reports, proxy statements and other information that we file with the Commission at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, we are required to file electronic versions of those materials with the Commission through the Commission’s EDGAR system. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information that registrants, such as us, file electronically with the Commission.

The information incorporated by reference is an important part of this prospectus, and information we later file with the Commission will automatically update and supersede earlier information. We incorporate by reference the following documents filed with the Commission by us and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of our common stock covered by this prospectus (except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act):

•       Our Annual Report on Form 10-K for the fiscal year ended February 3, 2007; and

•       The description of our common stock set forth in our Registration Statement on Form 8-A filed with the Commission on May 17, 2005, including any amendment or report filed for the purpose of updating such description.

You may also request a copy of the information we incorporate by reference in this prospectus at no cost by writing or telephoning us at Citi Trends, 102 Fahm Street, Savannah, Georgia  31401, (912) 236-1561, Attention: Secretary.

Information about us is also available on our web site at www.cititrends.com. Information contained in, or accessible through, our website does not constitute part of this prospectus.

Citi Trends

QUALITY + PRICE = VALUE

WELCOME TO Citi Trends

Junior & Missy

2,135,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

June     , 2007

CIBC World Markets

Cowen and Company	Piper Jaffray	Wachovia Securities

You should rely only on information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” that we authorize to be delivered to you or that we file with the Commission. No dealer, salesperson or other person is authorized to give different information. This prospectus supplement and the accompanying prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such free writing prospectus is correct only as of its respective date, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus and any such free writing prospectus or any sale of these securities.